Exhibit 10.2

364-DAY CREDIT AGREEMENT

Dated as of July 29, 2004

among

ALBEMARLE CATALYSTS INTERNATIONAL L.L.C.,

as Borrower,

ALBEMARLE CORPORATION (the “Company”) and

THE SUBSIDIARIES OF THE COMPANY IDENTIFIED HEREIN,

as the Guarantors,

The Lenders Party Hereto,

BANC OF AMERICA BRIDGE LLC,

as Administrative Agent,

and

UBS SECURITIES LLC,

as Syndication Agent,

Arranged By:

BANC OF AMERICA SECURITIES LLC,

UBS SECURITIES LLC

and

BEAR, STEARNS & CO. INC.,

as Joint Lead Arrangers and Joint Book Managers

6.04	Binding Effect	35
6.05	Financial Statements; No Material Adverse Change	35
6.06	Litigation	36
6.07	No Default	36
6.08	Ownership of Property; Liens	36
6.09	Environmental Compliance	36
6.10	Insurance	36
6.11	Taxes	37
6.12	ERISA Compliance	37
6.13	Margin Regulations; Investment Company Act; Public Utility Holding Company Act	37
6.14	Disclosure	38
6.15	Compliance with Laws	38
6.16	Intellectual Property; Licenses, Etc.	38
6.17	Subsidiaries	38
6.18	Solvency	39

ARTICLE VII.	AFFIRMATIVE COVENANTS	39
7.01	Financial Statements	39
7.02	Certificates; Other Information	40
7.03	Notices	41
7.04	Payment of Obligations	42
7.05	Preservation of Existence, Etc.	42
7.06	Maintenance of Properties	42
7.07	Maintenance of Insurance	42
7.08	Compliance with Laws	42
7.09	Books and Records	42
7.10	Inspection Rights	43
7.11	Use of Proceeds	43
7.12	Joinder of Guarantors	43
7.13	ERISA Compliance	43

ARTICLE VIII.	NEGATIVE COVENANTS	43
8.01	Indebtedness	43
8.02	Liens	45
8.03	Investments	46
8.04	Mergers, Dispositions, etc.	46
8.05	Change in Nature of Business	47
8.06	Transactions with Affiliates	47
8.07	Use of Proceeds	47
8.08	Financial Covenants	47
8.09	ERISA	48
8.10	Burdensome Agreements	48
8.11	Assets in Loan Parties	48
8.12	Granting of Certain Liens	48

ARTICLE IX.	EVENTS OF DEFAULT AND REMEDIES	49
9.01	Events of Default	49
9.02	Remedies Upon Event of Default	51
9.03	Application of Funds	51

ARTICLE X.	ADMINISTRATIVE AGENT	52
10.01	Appointment and Authority	52

10.02	Rights of a Lender	52
10.03	Exculpatory Provisions	52
10.04	Reliance by Administrative Agent	53
10.05	Delegation of Duties	53
10.06	Resignation of Administrative Agent	53
10.07	Non-Reliance on Administrative Agent and Other Lenders	54
10.08	No Other Duties, Etc.	54
10.09	Administrative Agent May File Proofs of Claim	54
10.10	Guaranty Matters	55

ARTICLE XI. MISCELLANEOUS		55
11.01	Amendments, Etc.	55
11.02	Notices; Effectiveness; Electronic Communication	56
11.03	No Waiver; Cumulative Remedies	57
11.04	Expenses; Indemnity; Damage Waiver	57
11.05	[Intentionally Omitted]	59
11.06	Payments Set Aside	59
11.07	Successors and Assigns	59
11.08	Confidentiality	61
11.09	Set-off	62
11.10	Interest Rate Limitation	62
11.11	Counterparts	63
11.12	Integration	63
11.13	Survival of Representations and Warranties	63
11.14	Severability	63
11.15	Tax Forms	63
11.16	Replacement of Lenders	65
11.17	USA PATRIOT Act Notice	65
11.18	Governing Law; Jurisdiction; Etc.	65
11.19	Waiver of Right to Trial by Jury	66

SCHEDULES

2.01	Commitments and Pro Rata Shares
6.09	Environmental Matters
6.17	Subsidiaries
8.01	Existing Indebtedness
8.02	Existing Liens
11.02	Lending Offices; Notice Addresses

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Closing Funding Memorandum
F	Form of Joinder Agreement

364-DAY CREDIT AGREEMENT

This 364-DAY CREDIT CREDIT AGREEMENT is entered into as of July 29, 2004 among ALBEMARLE CORPORATION, a Virginia corporation (the “Company”), ALBEMARLE CATALYSTS INTERNATIONAL L.L.C., a Delaware limited liability company (the “Borrower”), the Guarantors (defined herein), the Lenders (defined herein), BANC OF AMERICA BRIDGE LLC, as Administrative Agent, and UBS SECURITIES LLC, as Syndication Agent.

The Company has requested that the Lenders provide $450,000,000 in a term loan credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” means the refining catalyst business of Akzo Nobel N.V.

“Acquisition” by any Person, means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the Property of, or of a business unit or division of, another Person or at least a majority of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, securities or otherwise.

“Administrative Agent” means BAB in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 11.02 or such other address as the Administrative Agent may from time to time notify the Company and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent. “Adjusted Eurocurrency Rate” means for any Interest Period with respect to any Eurocurrency Rate Loan, a rate per annum (rounded upward, if necessary, to the next   1/100th of 1%) determined by the Administrative Agent to be equal to the quotient obtained by dividing (a) the Eurocurrency Rate for such Eurocurrency Rate Loan for such Interest Period by (b) one minus the Eurocurrency Reserve Percentage for such Eurocurrency Rate Loan for such Interest Period.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 10% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Agreement” means this Credit Agreement.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Pricing Level	Debt Rating S&P/Moody’s	Applicable Rate for Eurocurrency Rate Loans	Applicable Rate for Base Rate Loans
1	BBB+/Baa1or better	0.650%	0.000%
2	BBB/Baa2	0.875%	0.000%
3	BBB-/Baa3	1.000%	0.000%
4	BB+/Ba1	1.375%	0.375%
5	BB/Ba2 or
	worse or unrated	1.750%	0.750%

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s of the Company’s non-credit-enhanced, senior unsecured long-term debt; provided that if there is a split in the Debt Rating of S&P and Moody’s, then (a) in the case of a split between Pricing Levels 1, 2 and 3, the higher (better) of such Debt Ratings shall apply and (b) in the case of a split between Pricing Levels 3, 4 and 5, the lower (worse) of such Debt Ratings shall apply; provided, however, in the case of a split in Debt Ratings of more than one Pricing Level, the Pricing Level that is one level higher than the Pricing Level of the lower Debt Rating shall apply.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 5.01 (a)(ix). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Company to the Administrative Agent of notice thereof pursuant to Section 7.03(f) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

Determinations by the Administrative Agent of the appropriate Pricing Level shall be conclusive absent manifest error.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel and, following the occurrence and during the continuation of an Event of Default, shall also include the allocated cost of internal legal services and all expenses and disbursements of internal counsel.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve accounts and making appropriate adjustments, as determined by the Administrative Agent in its reasonable judgment and (d) in the case of any Sale and Lease Back Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“BAB” means Banc of America Bridge LLC, and its successors.

“Bank of America” means Bank of America, N.A. and its successors.

“BAS” means Banc of America Securities LLC, in its capacity as joint lead arranger and joint book manager, and its successors.

“Base Rate” means for any day a fluctuating rate per annum (rounded upward, if necessary, to the next   1/100th of 1%) equal to the higher of (a) the Federal Funds Rate plus  1/ 2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” means Albemarle Catalysts International L.L.C., a Delaware limited liability company.

“Borrowing” means a borrowing of the Term Loan.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Change of Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than Floyd D. Gottwald, Jr. or members of his family (together, the “Gottwalds”), or any investment entities owned by them, shall own directly or indirectly, beneficially or of record, shares representing more than the greater of (i) 20% and (ii) the percentage owned by the Gottwalds of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Company or any Person directly or indirectly Controlling the Company; or (b) a majority of the seats (other than vacant seats) on the board of directors of the Company or any Person directly or indirectly Controlling the Company shall at any time be occupied by persons who were neither (i) nominated by the management of the Company or by persons who were members of the board of directors as of the Closing Date or members elected by two thirds of such members, nor (ii) appointed by directors so nominated.

“Closing Date” means the date hereof.

“Closing Funding Memorandum” means the Closing Funding Memorandum attached hereto as Exhibit E.

“Commitment” means, as to each Lender, its obligation to make its portion of the Term Loan to the Borrower pursuant to Section 2.01(c), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Commitments of all of the Lenders as in effect on the Closing Date is FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000).

“Committed Loan” means the Term Loan.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Company” has the meaning specified in the introductory paragraph hereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated Capital Expenditures” means, for any period, for the Consolidated Group, all capital expenditures, as determined in accordance with GAAP.

“Consolidated Debt to Capitalization Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date to (b) the sum of Consolidated Net Worth as of such date plus Consolidated Funded Debt as of such date.

“Consolidated EBITDA” means, for any period, for the Consolidated Group, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Consolidated Group for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) non-cash expenses (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash payments in any future period) and (v) one-time charges resulting from the permanent closure of facilities, the termination of employees and other costs directly associated with the Acquisition of the Acquired Business to the extent such charges were incurred not later than twelve months following the date of such Acquisition in an aggregate amount not to exceed $35,000,000, minus (c) to the extent included in calculating such Consolidated Net Income, non-cash income during such period, all as determined in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date minus (ii) Consolidated Capital Expenditures for such period to (b) the sum of (i) Consolidated Interest Charges for such period plus (ii) Consolidated Scheduled Funded Debt Payments for such period plus (iii) cash dividends paid by the Company on shares of the Company’s capital stock during such period.

“Consolidated Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.

“Consolidated Group” means the Company and its consolidated Subsidiaries as determined in accordance with GAAP.

“Consolidated Interest Charges” means, for any period, for the Consolidated Group, all interest expense, including the amortization of debt discount and premium, the interest component under capital leases and the implied interest component under Securitization Transactions, in each case on a consolidated basis determined in accordance with GAAP.

“Consolidated Net Income” means, for any period for the Consolidated Group, the sum, without duplication of (i) net income of the Consolidated Group (excluding extraordinary items and related tax effects) for that period plus (ii) to the extent not included in the amount determined pursuant to clause (i) above and to the extent paid in cash to a member of the Consolidated Group, equity earnings of unconsolidated Affiliates for such period minus (iii) to the extent included in the amount determined pursuant to clause (i) above and to the extent not paid in cash to a member of the Consolidated Group, equity earnings of Affiliates that are not consolidated (on the consolidation basis) with the Company for such period minus (iv) to the extent included in the amount determined pursuant to clause (i) above, the income of any Subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Indebtedness to the Borrower or a Subsidiary is not permitted, whether on account of any Organization Document restriction, any agreement, instrument, deed or lease or any Law applicable to such Subsidiary, all as determined in accordance with GAAP.

“Consolidated Net Worth” means, as of any date of determination, consolidated shareholders’ equity of the Consolidated Group as of that date determined in accordance with GAAP (excluding, for purposes hereof, changes in the cumulative foreign currency translation adjustment and any mark to market of a derivative or hedging instrument (or any other adjustment related thereto) required under FAS 133).

“Consolidated Scheduled Funded Debt Payments” means for any period for the Consolidated Group, the sum of all scheduled payments of principal on Consolidated Funded Debt, as determined in accordance with GAAP. For purposes of this definition, “scheduled payments of principal” (a) shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period, (b) shall be deemed to include the Attributable Indebtedness in respect of Capital Leases, Sale and Leaseback Transactions and Synthetic Leases and (c) shall not include (i) any voluntary prepayments or mandatory prepayments required pursuant to Section 2.05 or (ii) the payment at or before maturity of the Obligations.

“Consolidated Tangible Domestic Assets” means, as of any date, the total book value of assets of members of the Consolidated Group that are organized under the laws of any political subdivision of the United States, which assets are located in the United States, minus (i) intercompany loans and advances from such members of the Consolidated Group to other members of the Consolidated Group and (ii) the book value of intangible assets of such members of the Consolidated Group, including goodwill, patents, trade names, trademarks, copyrights, franchises, experimental expense, organizational expense, unamortized debt discount and expense and deferred assets (other than prepaid insurance and prepaid taxes), determined in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Credit Extension” means a Borrowing.

“Debt Issuance” means the issuance by any member of the Consolidated Group of any Indebtedness other than Indebtedness permitted under clauses (a), (b), (c), (d), (e), (f), (g), (h) to the extent issued prior to the Closing Date, (i) or (j) of Section 8.01.

“Debt Rating” has the meaning set forth in the definition of “Applicable Rate.”

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Committed Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Deposit Account Control Agreement” means that certain Deposit Account Control Agreement, dated as of the Closing Date, among Albemarle Catalysts International L.L.C., the Company, the Administrative Agent and Bank of America, as depository bank, whereby Albemarle Catalysts International L.L.C. grants a lien on the U.S. deposit account where initial funds under this Agreement are being transferred pursuant to the Closing Funding Memorandum.

“Disposition” or “Dispose” means the sale, transfer, license, lease, exchange or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“Dutch Pledge Agreement” means that certain Agreement of Pledge of Rights dated on or about July 29, 2004 between Albemarle Catalysts International, L.L.C., Bank of America, N.A., UBS Loan Finance LLC, Bear Stearns Corporate Lending Inc. and Banc of America Bridge LLC.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender (other than an Affiliate that is a Foreign Lender); (c) an Approved Fund (other than an Approved Fund that is a Foreign Lender); and (d) any other Person (other than a natural person) approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed. Notwithstanding the foregoing, “Eligible Assignee” shall not include the Company or any of the Company’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Issuance” means any issuance by any member of the Consolidated Group to any Person of (a) shares of its capital stock, (b) any shares of its capital stock pursuant to the exercise of options or warrants, (c) shares of its capital stock pursuant to the conversion of any debt securities to equity or the conversion of any class equity securities to any other class of equity securities or (d) any options or warrants relating to its capital stock (other than options or warrants issued to directors, officers and employees in the ordinary course of business pursuant to an employee stock option plan or management compensation plan).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

“Eurocurrency Rate” means for any Interest Period with respect to a Eurocurrency Rate Loan:

(a) the applicable Screen Rate for such Interest Period; or

(b) if the applicable Screen Rate shall not be available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for Dollars at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurocurrency Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted Eurocurrency Rate.

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any particular Lender, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Adjusted Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Event of Default” has the meaning specified in Section 9.01.

“Excluded Transfers” means (a) Dispositions of inventory in the ordinary course of business; (b) Dispositions of machinery and equipment no longer used or useful in the conduct of business of the Company and its Subsidiaries that are Disposed of in the ordinary course of business; (c) Dispositions of property to any member of the Consolidated Group; (d) Dispositions of accounts receivable in connection with the collection or compromise thereof or in connection with a Securitization Transaction permitted by clauses (b)or (h) of Section 8.01 and consummated prior to the Closing Date; (e) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Consolidated Group; and (f) the sale or disposition of cash equivalents for fair market value.

“Existing Credit Agreement” means the Credit Agreement dated as of September 10, 2002 among the Company, the guarantors party thereto, the banks named therein and Bank of America, N.A., as Administrative Agent, as amended.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the next   1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of   1/100th of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Foreign Lender” has the meaning specified in Section 11.15(a)(i).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including convertible debt instruments;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);

(c) all direct obligations under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(d) the Attributable Principal Amount of capital leases and Synthetic Leases;

(e) the Attributable Principal Amount of Securitization Transactions;

(f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments within three years of the date thereof;

(g) Guarantees in respect of Funded Debt of another Person;

(h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the outstanding principal amount of Funded Debt that is the subject of the Guarantees in the case of Guarantees under clause (g).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, subject to the provisions of Section 1.03.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means the Company, each Subsidiary of the Company identified as a “Guarantor” on the signature pages hereto and each Material Domestic Subsidiary that joins as a Guarantor pursuant to Section 7.12, together with their successors and permitted assigns.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Subsidiary” means (a) any Domestic Subsidiary of the Company that neither (i) owns assets with an aggregate book value in excess of $25,000 nor (ii) has annual revenues in excess of $25,000 and (b) any foreign Subsidiary of the Company that neither (i) owns assets with an aggregate book value in excess of $25,000,000 nor (ii) has annual revenues in excess of $25,000,000.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial letters of credit), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations under any Swap Contract;

(d) Guarantees in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of Indebtedness that is the subject of the Guarantees in the case of Guarantees under clause (d).

“Indemnitees” has the meaning set forth in Section 11.04(b).

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Company in its Committed Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

Notwithstanding the foregoing or anything to the contrary contained in this Agreement, until such time as the syndication of the Commitments under this Agreement has been completed, as determined by BAS, but at no time thereafter, the Company shall only be permitted to request Interest Periods of seven days with respect to any Borrowing of Eurocurrency Rate Loans.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) an Acquisition or (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Involuntary Disposition” means any loss of, damage to or destruction of, or any condemnation or other taking for public use by any Governmental Authority of, any property or assets of the Company or any of its Subsidiaries.

“IP Rights” has the meaning set forth in Section 6.16.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a joinder agreement substantially in the form of Exhibit F executed and delivered by a Material Domestic Subsidiary in accordance with the provisions of Section 7.12.

“JV Affiliate Entity Guarantees” means the two guarantees issued by Akzo Nobel N.V. in favor of Bank One, NA relating to certain overdraft and letter of credit facilities of the JV Affiliate Entity Eurecat US Inc., being for (i) a medium term loan of US $1,100,000 granted to Eurecat US Inc., dated 27 July 2001, and (ii) a medium term loan of US $1,126,700 granted to Eurocat US Inc., dated 13 January 2004.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto and their successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Company and the Administrative Agent.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, each Note, the Deposit Account Control Agreement, the Dutch Pledge Agreement, each Joinder Agreement, each Request for Credit Extension and each Compliance Certificate.

“Loan Obligations” means the Term Loan.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Company or the Consolidated Group taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c)

a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Domestic Subsidiary” means any Domestic Subsidiary of the Borrower that is not an Immaterial Subsidiary; provided, however, that (i) special purpose Subsidiaries created in connection with any Securitization Transaction permitted hereunder and (ii) non wholly-owned Subsidiaries that are prohibited by their Organization Documents from becoming Guarantors hereunder shall not constitute Material Domestic Subsidiaries.

“Maturity Date” means (a) if the Acquisition of the Acquired Business has not been consummated by July 31, 2004, August 1, 2004 and (b) otherwise the date that is 364 days after the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multi-Year Credit Agreement” means that certain Credit Agreement, dated as of the Closing Date, among the Company, Albemarle Catalysts International L.L.C., the other designated borrowers from time to time party thereto, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. as administrative agent providing for a five year revolving and term loan facility.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate cash or cash equivalents proceeds received by the Company or any Subsidiary in respect of any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition, net of (a) direct costs incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, and sales commissions), (b) taxes paid or payable as a result thereof and (c) in the case of any Disposition, the amount necessary to retire any Indebtedness secured by a Lien on the related Property that is permitted by Section 8.02; it being understood that “Net Cash Proceeds” shall include, without limitation, any cash or cash equivalents received upon the sale or other disposition of any non-cash consideration received by the Company or any Subsidiary in any Disposition, Equity Issuance, Debt Issuance or Involuntary Disposition.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means, without duplication, (i) the Term Loan, (ii) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (iii) any Swap Contract of any Loan Party to which a Lender or any Affiliate of such Lender is a party.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Participant” has the meaning specified in Section 11.07(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company or any ERISA Affiliate or to which the Company or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.

“Pro Forma Basis” means, for purposes of determining compliance with the financial covenants hereunder, that the subject transaction shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (i) in the case of any Disposition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of the disposition shall be excluded to the extent relating to any period prior to the date of subject transaction, and (B) Indebtedness paid or retired in connection with the subject transaction shall be deemed to have been paid and retired as of the first day of the applicable period; (ii) in the case of any Acquisition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Acquisition shall be included to the extent relating to any period prior to the date of subject transaction, and (B) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder) and (iii) in the case of any incurrence or assumption of Indebtedness as referred to in Section 8.01(f), any Indebtedness which is retired in connection with such incurrence or assumption shall be excluded and deemed to have been retired as of the first day of the applicable period.

“Pro Rata Share” means, with respect to each Lender, a fraction (expressed as percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Term Loan held by such Lender at such time and the denominator of which is the aggregate principal amount of the Term Loan at such time. The initial Pro Rata Share of each Lender is set forth as such Lender’s “Pro Rata Share” on Schedule 2.01.

“Purchase Agreement” means that certain International Share and Business Sale Agreement entered into by and between Akzo Nobel N.V. and Albemarle Catalysts International, L.L.C. and the Company relating to certain companies, businesses, assets and joint ventures comprising the catalysts business unit of Akzo Nobel N.V. to be dated July 16, 2004.

“Register” has the meaning set forth in Section 11.07(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Request for Credit Extension” means a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than fifty percent (50%) of the outstanding Term Loan; provided that the Commitment of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Sale and Leaseback Transaction” means, with respect to the Company or any Subsidiary, any arrangement, directly or indirectly, with any person whereby the Company or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means immediately available funds.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Screen Rate” means, for any Interest Period:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; or

(b) if the rate referenced in the preceding clause (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such

Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securitization Transaction” means any financing or factoring or similar transaction (or series of such transactions) that has been or may be entered into by a member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or may grant a security interest in, any accounts receivable, notes receivable, rights to future lease payments or residuals or other similar rights to payment (the “Securitization Receivables”) to a special purpose Subsidiary or Affiliate or any other Person.

“Solvent” means, with respect to any Person as of a particular date, after giving full effect to rights of contribution against or reimbursement from other Persons under applicable Law or any Contractual Obligation, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability reduced by the amount of any contribution or indemnity that can reasonably be expected to be received.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Company. Notwithstanding anything to the contrary contained herein, Jordan Bromine Company Ltd. shall not be considered a Subsidiary of the Company for purposes of this Agreement.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and

Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease” means any synthetic, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Term Loan” has the meaning specified in Section 2.01(c).

“Threshold Amount” means FORTY MILLION DOLLARS ($40,000,000).

“Transaction” means a collective reference to (a) the Acquisition of the Acquired Business, (b) the refinancing of the Existing Credit Agreement and (c) the closing of the Multi-Year Credit Agreement.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Pension Liability” means, the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined as of the end of the most recently completed plan year in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

1.02 Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears unless otherwise expressly referenced.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements for the fiscal year ended December 31, 2003, except as otherwise specifically prescribed herein.

(b) Notwithstanding anything herein to the contrary, determinations of compliance with the financial covenants hereunder shall be made on a Pro Forma Basis.

(c) The Company will provide a written summary of material changes in GAAP or in the consistent application thereof with each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 References to Agreements and Laws.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

1.06 Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to New York time (Eastern daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Term Loan.

Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term Loan”) in the aggregate principal amount of FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Commitment. Amounts repaid on the Term Loan may not be reborrowed. The Term Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Committed Loans.

(a) Each Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Committed Loans as the same Type shall be made upon the Company’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans to Base Rate Loans and (ii) on the Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Company pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Company. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether a Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans is being requested, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Company fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Company fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans on the last day of the Interest Period applicable thereto.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Company, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Committed Loans, as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of BAB with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Company; provided, however, that the funds constituting the initial Loans shall be subject to the Closing Funding Memorandum.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurocurrency Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans be converted immediately to Base Rate Loans.

(d) The Administrative Agent shall promptly notify the Company and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Adjusted Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Company and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Committed Loans.

2.03 [Intentionally Omitted].

2.04 [Intentionally Omitted].

2.05 Prepayments.

(a) Voluntary Prepayments. The Borrower may, upon notice from the Company to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon (A) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Type(s) of Committed Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Company shall specify the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Company, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the applicable Committed Loans of the Lenders in accordance with their respective Pro Rata Shares thereof.

(b) Mandatory Prepayments.

(i) Dispositions and Involuntary Dispositions. The Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to 100% of the Net Cash Proceeds received by the Company or any of its Subsidiaries from all Dispositions (other than Excluded Transfers) and Involuntary Dispositions.

(ii) Debt Issuances. On the Business Day of receipt by the Company or any Subsidiary of the Net Cash Proceeds of any Debt Issuance (or, if such Net Cash Proceeds are received after 2:00 p.m., prior to 11:00 a.m. on the following Business Day), the Borrower shall prepay the Loans as hereafter provided in an aggregate amount equal to 100% of such Net Cash Proceeds.

(iii) Equity Issuances. On the Business Day of the receipt by the Company or any Subsidiary of the Net Cash Proceeds of any Equity Issuance (or, if such Net Cash Proceeds are received after 2:00 p.m., prior to 11:00 a.m. on the following Business Day), the Borrower shall prepay the Loans in an aggregate amount equal to 100% of such Net Cash Proceeds.

Mandatory prepayments pursuant to Section 2.05(b) shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.05(b) shall be subject to Section 3.05, but otherwise without premium or penalty, and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

2.06 [Intentionally Omitted].

2.07 Repayment of Loans.

The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of the Term Loan outstanding on such date.

2.08 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted Eurocurrency Rate for such Interest Period plus (B) the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon request of the Required

Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees.

(a) Agency Fees. The Borrower shall pay to the Administrative Agent for its own account an annual administrative fee in an amount and at the times as agreed in writing from time to time by the Company and the Administrative Agent. Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(b) Continuation Fees. (i) On the date that is 180 days after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a continuation fee equal to 0.25% times the aggregate principal amount of the Term Loan outstanding on such date.

(ii) On the date that is 270 days after the Closing Date, the Borrower shall pay to the Administrative Agent, for the ratable benefit of the Lenders, a continuation fee equal to 0.25% times the aggregate principal amount of the Term Loan outstanding on such date.

(c) Other Fees. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day.

2.11 Evidence of Debt.

The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.12 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., in the case of payments in Dollars shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Committed Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments.

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than to the Company or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Borrower’s Appointment of Company.

The Borrower hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Loans made by the Lenders, to the Borrower hereunder. Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the Company in accordance with the terms of this Agreement shall be deemed to have been delivered to the Borrower.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Except as otherwise expressly provided herein, any and all payments by the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding (i) in the case of the Administrative Agent and each Lender, any and all present and future taxes imposed on or measured by its income or gross receipts, and franchise taxes imposed on it, by a jurisdiction (the “Taxing Jurisdiction”) as a result of (A) the Administrative Agent or such Lender, as the case may be, being organized under the Laws of or maintaining a lending office in the Taxing Jurisdiction or (B) the Administrative Agent or such Lender, as the case may be, booking Loans made by it in the Taxing Jurisdiction and (ii) in the case of a Foreign Lender, any taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, that are imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or are attributable to such Foreign Lender’s failure or inability (other than as a result of a change in any applicable law, treaty or governmental rule, regulation or order) to comply with Section 11.15, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, pursuant to this Section 3.01 (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities with respect thereto being hereinafter referred to as “Taxes” and all such excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities with respect thereto being hereinafter referred to as “Excluded Taxes”). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty days after the date of such payment, the

Borrower shall furnish to the Administrative Agent (which shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies that arise from the execution, delivery, performance (other than payment of amounts owing under the Loan Documents), enforcement or registration of, or otherwise similarly with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c) The Borrower agrees to indemnify the Administrative Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Administrative Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that the Borrower shall not have any obligation to indemnify any party hereunder for Taxes, Other Taxes or any other liability that arises from such party’s own gross negligence or willful misconduct. Payment under this subsection (d) shall be made within sixty days after the date the Lender or the Administrative Agent makes a written demand therefor; provided, however, that notwithstanding any other provision of this Section 3.01, if the Administrative Agent or any Lender requests indemnification or compensation for Taxes or Other Taxes pursuant to this Section 3.01 more than 120 days after the earlier of (i) the date on which the Administrative Agent or such Lender, as the case may be, makes payment of such Taxes or Other Taxes, and (ii) the date on which the appropriate Governmental Authority makes written demand on the Administrative Agent or such Lender, as the case may be, for payment of such Taxes or Other Taxes, then the Borrower shall not be obligated to indemnify or reimburse the Administrative Agent or such Lender, as the case may be, for such Taxes or Other Taxes.

(d) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Bank determines, in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

3.02 Illegality.

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Adjusted Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable interbank market, then, on notice thereof by such Lender to the Company through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. If such Lender does not designate a different Lending Office to avoid the need for such notice, the Company may replace such Lender in accordance with Section 11.16.

3.03 Inability to Determine Rates.

If the Administrative Agent determines in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (i) deposits in Dollars are not being offered to banks in the applicable offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for such Eurocurrency Rate Loan, or (iii) the Eurocurrency Rate for such Eurocurrency Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly notify the Company and all Lenders. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, the Company may revoke any pending request for a Borrowing, conversion or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Cost and Reduced Return; Capital Adequacy.

(a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law following the date hereof, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes, Other Taxes and Excluded Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements utilized, as to Eurocurrency Rate Loans, in the determination of the Adjusted Eurocurrency Rate), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof following the date hereof, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction; provided that each such Lender shall make demand for compensation hereunder no later than ninety days after becoming aware of such effect.

(c) Notwithstanding anything to the contrary in this Section 3.04, the Borrower shall not be required to pay to any Lender additional amounts under this Section 3.04 for Taxes, Other Taxes and Excluded Taxes (Section 3.01 shall govern the obligation of the Borrower to pay additional amounts for Taxes, Other Taxes and Excluded Taxes).

3.05 Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Company shall promptly compensate (or cause the Borrower to compensate) such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Company or the Borrower; or

(c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Company pursuant to Section 11.16;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Company shall also pay (or shall cause the Borrower to pay) any reasonable customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate used in determining the Adjusted Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for Dollars for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Matters Applicable to all Requests for Compensation.

(a) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(b) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Company may replace such Lender in accordance with Section 11.16.

3.07 Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

ARTICLE IV.

GUARANTY

4.01 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Lender, each Affiliate of a Lender that enters into a Swap Contract, and the Administrative Agent as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Swap Contracts, the obligations of each Guarantor under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law.

4.02 Obligations Unconditional.

The obligations of the Guarantors under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or Swap Contracts, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrower or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been paid in full and the Commitment have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Loan Documents, any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan

Documents, any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents, any Swap Contract between any Loan Party and any Lender, or any Affiliate of a Lender, or any other agreement or instrument referred to in the Loan Documents or such Swap Contracts, or against any other Person under any other guarantee of, or security for, any of the Obligations.

4.03 Reinstatement.

The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.04 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06.

4.05 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

4.06 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under applicable law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Loan Documents and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

4.07 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Article IV is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

ARTICLE V.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01 Conditions of Initial Credit Extension.

The obligation of each Lender to make its initial Credit Extension hereunder in accordance with the Closing Funding Memorandum is subject to satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement by the Administrative Agent, each Lender and each Loan Party;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) counterparts of the following documents, duly executed by all the parties thereto, in a form acceptable to the

Administrative Agent: (A) Closing Funding Memorandum, (B) Deposit Account Control Agreement, (C) Dutch Pledge Agreement, (D) a Foreign Exchange Risk Indemnity Letter from the Company and Albemarle Catalysts International L.L.C. to the Administrative Agent, and (E) a payoff letter and instructions regarding the Existing Credit Agreement from the Company;

(iv) copies of the Organization Documents of each Loan Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation or organization, where applicable, and certified by a secretary or assistant secretary of such Loan Party to be true and correct as of the Closing Date;

(v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible

Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(vi) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each of the Loan Parties is validly existing, in good standing and qualified to engage in business in its state of organization or formation, the state of its principal place of business and each other jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(vii) a favorable opinion of Hunton & Williams, counsel to the Loan Parties, and a favorable opinion of NantaDutilh, special counsel to the Administrative Agent, regarding the Dutch Pledge Agreement, in each case addressed to the Administrative Agent and each Lender, dated as of the Closing Date, and in form and substance reasonably satisfactory to the Administrative Agent;

(viii) a certificate of a Responsible Officer of the Company either (A) attaching copies of all consents, licenses and approvals required in connection with the Transaction and the execution, delivery and performance by the Loan Parties and the validity against the Loan Parties of the Loan Documents to which such Loan Parties are a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(ix) a certificate signed by a Responsible Officer of the Company certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied and (B) the current Debt Ratings;

(x) (1) consolidated financial statements of the Company and its Subsidiaries for the fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003, including balance sheets and income and cash flow statements, in each case audited by independent public accountants of recognized national standing and prepared in conformity with GAAP;

(2) consolidated financial statements of the Acquired Business for the fiscal year ended December 31, 2003, including balance sheets and income and cash flow statements, in each case in the form furnished to the Company by the seller of the Acquired Business;

(3) unaudited consolidated financial statements of the Company and its Subsidiaries and of the Acquired Business for the fiscal quarters ending March 31, 2004, including balance sheets and statements of income or operations, shareholders’ equity and cash flows (which, in the case of the financial statements of the Acquired Business, shall be limited to statements of income or operations in the form provided to the Company by the seller thereof);

(4) pro forma consolidated financial statements of the Company and its Subsidiaries (after giving effect to the Transaction) for each quarter during the first year of this Agreement and for each year thereafter until the Maturity Date including balance sheets and statements of income or operations, shareholders’ equity and cash flows; and

(5) a certificate from a Responsible Officer of the Company demonstrating that upon giving effect to the initial Credit Extensions and the consummation of the Transaction, the Company is in compliance with the financial covenants set forth in Section 8.08.

(b) Since April 17, 2004, there shall have not occurred (i) the destruction of all or substantially all of the properties of the Acquired Business located in Amsterdam, the Netherlands or in Pasadena, Texas, or (ii) any other event that has or is likely to have a material adverse effect on the Acquired Business, taken as a whole, and not arising as a result of the announcement of the Acquisition thereof.

(c) The Multi-Year Credit Agreement shall have become effective.

(d) Any fees required to be paid on or before the Closing Date shall have been paid, subject to the provisions of the Closing Funding Memorandum.

(e) The Company shall have paid all Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Company and the Administrative Agent).

5.02 Conditions to all Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Committed Loans as the same Type) is subject to the following conditions precedent:

(a) The representations and warranties of the Company and each other Loan Party contained in Article VI or any other Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 5.02, (i) the representations and warranties contained in subsections (a) and (b) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 and (ii) solely with respect to the initial Credit Extensions made on the Closing Date, the representation and warranty contained in subsection (c) of Section 6.05 shall not be applicable.

(b) No Default shall exist, or would result from such proposed Credit Extension.

(c) The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Company shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

5.03 Conditions to Release of Initial Credit Extensions.

Upon the satisfaction of the following conditions precedent, the Administrative Agent shall authorize the release of the proceeds of the initial Loans to the Borrower in accordance with the Closing Funding Memorandum:

(a) The Administrative Agent shall be satisfied that the loans and other obligations under the Existing Credit Agreement have been repaid (or will be repaid on August 2, 2004 with the initial Loans made hereunder on the Closing Date) and the commitments thereunder have been terminated or will be terminated effective August 2, 2004.

(b) The acquisition of the Acquired Business shall have been consummated in accordance with the terms of the Purchase Agreement and in material compliance with applicable law and regulatory approvals (including Hart-Scott-Rodino clearance) and third party consents, all material conditions precedent to the obligations of the buyer under the Purchase Agreement shall have been satisfied. The aggregate purchase price of the Acquired Business shall not exceed 625,000,000 Euro (plus post-closing adjustments related to working capital and pension assets not to exceed 40,000,000 Euro). Since July 16, 2004, the Purchase Agreement shall not have been altered, amended or otherwise changed or supplemented in any material respect or any material condition therein waived, without the prior written consent of the Administrative Agent. The Administrative Agent shall have received a copy, certified by a Responsible Officer of the Company as true and complete, of the Purchase Agreement as originally executed and delivered, together with all exhibits and schedules.

(c) After giving effect to the Transaction and the initial Credit Extensions hereunder on the Closing Date, there shall be at least $175,000,000 of undrawn availability under the Multi-Year Credit Agreement.

(d) Since April 17, 2004, there shall have not occurred (i) the destruction of all or substantially all of the properties of the Acquired Business located in Amsterdam, the Netherlands or in Pasadena, Texas, or (ii) any other event that has or is likely to have a material adverse effect on the Acquired Business, taken as a whole, and not arising as a result of the announcement of the Acquisition thereof.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

The Loan Parties represent and warrant to the Administrative Agent and the Lenders that:

6.01 Existence, Qualification and Power; Compliance with Laws.

Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.02 Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

6.03 Governmental Authorization; Other Consents.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.

6.04 Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of each Loan Party that is party thereto, enforceable against each such Loan Party in accordance with its terms.

6.05 Financial Statements; No Material Adverse Change.

(a) The audited consolidated balance sheet of the Consolidated Group for the fiscal year ended December 31, 2003, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated financial statements of the Consolidated Group for the fiscal quarter ended March 31, 2004, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(c) Since December 31, 2003, there has been no event or circumstance, either individually or in the aggregate, that has had or would be reasonably be expected to have a Material Adverse Effect.

6.06 Litigation.

There are not any actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency now pending or, to the knowledge of the Loan Parties, threatened (and reasonably likely to be commenced) against or affecting any member of the Consolidated Group or any property or rights of the Consolidated Group as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would individually or in the aggregate materially impair the right of the Consolidated Group taken as a whole to carry on business substantially as now being conducted or would result in a Material Adverse Effect.

6.07 No Default.

(a) Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Material Adverse Effect.

(b) No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08 Ownership of Property; Liens.

Each member of the Consolidated Group has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Consolidated Group is subject to no Liens, other than Liens permitted by Section 8.02.

6.09 Environmental Compliance.

Except as set forth in Schedule 6.09: (a) the Consolidated Group is in compliance in all material respects with all applicable Environmental Laws, except where the failure to do so would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect; (b) no member of the Consolidated Group has received notice of any material failure so to comply, which non-compliance neither has been remedied nor is being contested in good faith by such member of the Consolidated Group nor is the subject of such member’s good faith efforts to achieve compliance; (c) the Consolidated Group’s facilities do not manage any Hazardous Materials, in violation in any applicable Environmental Law, except where such violation would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and (d) the Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that would be reasonably likely to result in a Material Adverse Effect.

6.10 Insurance.

The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or its Subsidiaries operate.

6.11 Taxes.

Each member of the Consolidated Group has filed all federal, state and other material tax returns and reports required to be filed, and have paid all federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.

6.12 ERISA Compliance.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Company, nothing has occurred that would prevent, or cause the loss of, such qualification. The Company and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Other than as would not reasonably be expected to result in liability in excess of $15,000,000, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA and other contributions payable in accordance with the terms of such Pension Plan or applicable law), and (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan.

(d) No Pension Plan, individually, has any Unfunded Pension Liability in excess of $10,000,000, and the Pension Plans, on a consolidated basis, do not have any Unfunded Pension Liability.

(e) Neither the Company nor any ERISA Affiliate has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA.

6.13 Margin Regulations; Investment Company Act; Public Utility Holding Company Act.

(a) The Borrower is not engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying “margin stock” within the meaning of Regulation U issued by the FRB, as in effect from time to time, or extending credit for the purpose of purchasing or carrying “margin stock,” and the Credit Extensions hereunder will not be used to purchase or carry “margin stock” in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying “margin stock,” or for any purpose that would violate or be inconsistent with the provisions of Regulation X issued by the FRB, as in effect from time to time.

(b) None of the Company, any Person Controlling the Company, or any Subsidiary (i) is a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.14 Disclosure.

The Company has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.15 Compliance with Laws.

Each of the Company and each Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.16 Intellectual Property; Licenses, Etc.

To the knowledge of the Loan Parties, the Consolidated Group owns, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, that would reasonably be expected to have a Material Adverse Effect.

6.17 Subsidiaries.

Set forth on Schedule 6.17 is a complete and accurate list as of the Closing Date of each Subsidiary of the Company (after giving effect to the Acquisition of the Acquired Business), together with (i) the jurisdiction of formation, (ii) an indication of whether such Subsidiary is a Material Domestic Subsidiary, and (iii) the ownership percentage of the Company or any Subsidiary therein.

6.18 Solvency.

As of the Closing Date, the Borrower is Solvent. The Company and its Subsidiaries, on a consolidated basis, are Solvent.

ARTICLE VII.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Loan Parties shall and shall cause each of their respective Subsidiaries to:

7.01 Financial Statements.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within ninety days after the end of each fiscal year of the Company, a consolidated balance sheet of the Consolidated Group as of the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within fifty days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Consolidated Group as of the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) to the extent available using commercially reasonable efforts, as soon as available, but in any event within 120 days after the Closing Date, such audited and unaudited financial statements of the Acquired Business as would be required by Regulations S-X and S-K to be included or incorporated by reference in a registration statement filed by Company at such time with the Securities and Exchange Commission for an offering of securities registered under the Securities Act of 1933.

As to any information contained in materials furnished pursuant to Section 7.02(d), the Company shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Company to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

7.02 Certificates; Other Information.

Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a), a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company, (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating (A) compliance with the financial covenants contained herein (provided that solely with respect to the fiscal quarter ending June 30, 2004, the Company shall not be required to demonstrate compliance with the Consolidated Debt to Capitalization Ratio as of such fiscal quarter end until September 30, 2004) and (B) compliance with Section 8.11, (ii) certifying that no Default or Event of Default exists as of the date thereof (or, to the extent a Default or Event of Default exists, the nature and extent thereof and the proposed actions of the Loan Parties with respect thereto) and (iii) including a summary of all material changes in GAAP and in the consistent application thereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants before and after giving effect to such changes (which certificate may be delivered by electronic mail or by facsimile, with an executed original to follow within five Business Days);

(c) promptly after requested by the Administrative Agent on behalf of any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;

(d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements that the Company may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(e) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents, or provides a link thereto on the Company’s website on the internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Company shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.03 Notices.

Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary;

(e) of any litigation, investigation or proceeding affecting any Loan Party in which the amount involved would reasonably be expected to have a Material Adverse Effect, or in which injunctive relief or similar relief is sought, which relief, if granted, would reasonably be expected to have a Material Adverse Effect; and

(f) if unrated, any announcement by Moody’s or S&P of any Debt Rating, or if rated, any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

7.04 Payment of Obligations.

Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims that, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.03; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

7.06 Maintenance of Properties.

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07 Maintenance of Insurance.

Maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

7.08 Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

7.09 Books and Records.

(a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any

Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

7.10 Inspection Rights.

Upon the request of the Administrative Agent on behalf of any Lender, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.

7.11 Use of Proceeds.

Use the proceeds of the Credit Extensions (a) to pay a portion of the purchase price of the Acquisition of the Acquired Business (including fees and expenses related thereto), and (b) to refinance existing Indebtedness, provided that in no event shall the proceeds of the Credit Extensions be used in contravention of any Law or of any Loan Document.

7.12 Joinder of Guarantors.

Within thirty (30) days after the acquisition or formation of any Material Domestic Subsidiary or any existing Subsidiary becoming a Material Domestic Subsidiary, cause such Material Domestic Subsidiary to be joined as a Guarantor hereunder. The Company will, in connection with any such joinder, promptly cause to be delivered to the Administrative Agent an executed Joinder Agreement, together with supporting resolutions, incumbency certificates, organizational documents, opinions of counsel and such other information as shall be reasonably requested by the Administrative Agent, all in form and substance reasonably acceptable to the Administrative Agent.

7.13 ERISA Compliance.

Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan that is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

ARTICLE VIII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, no Loan Party shall nor shall it permit any of its Subsidiaries to, directly or indirectly:

8.01 Indebtedness.

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness outstanding on the date hereof (after giving effect to the Acquisition of the Acquired Business) and listed on Schedule 8.01 and any refinancings, refundings, renewals or extensions thereof; provided that the aggregate principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c) Guarantees of the Company or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Company or any wholly-owned Subsidiary;

(d) obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e) Indebtedness of the Company or any Subsidiary incurred after the Closing Date in respect of capital leases, Synthetic Leases and purchase money obligations for fixed or capital assets within the limitations set forth in Section 8.02(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $35,000,000;

(f) unsecured Indebtedness in an aggregate principal amount not to exceed $750,000,000 that is incurred under the Multi-Year Credit Agreement and any refinancings, refundings, renewals or extensions thereof; provided that the aggregate principal amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and no Liens are granted in connection therewith;

(g) intercompany Indebtedness among the Company and its Subsidiaries, provided that if such Indebtedness is owing from a Subsidiary that is not a Loan Party to a Loan Party, the extension of credit by the Loan Party to such non-Loan Party is not prohibited by Section 8.03;

(h) Indebtedness in respect of Securitization Transactions; provided that the aggregate Attributable Principal Amount in connection with such Securitization Transactions shall not at any time be in excess of (i) $100,000,000 with respect to the Loan Parties and (ii) $100,000,000 with respect to Subsidiaries that are not Loan Parties;

(i) to the extent constituting Indebtedness, environmental remediation or similar obligations of the Company or any Subsidiary not to exceed $50,000,000 in the aggregate;

(j) unsecured Indebtedness of the Company or any Subsidiary to procure the release of the JV Affiliate Entity Guarantees pursuant to § 8.1.1 of the Purchase Agreement;

(k) other unsecured Indebtedness of any Loan Party provided that the Company shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect on a Pro Forma Basis to the incurrence of such Indebtedness, the Loan Parties would be in compliance with the financial covenants set forth in Section 8.08 as of the most recent fiscal quarter end with respect to which the Administrative Agent has received the financial statements pursuant to Section 7.01(a) or (b); and

(l) other unsecured Indebtedness of any Subsidiary that is not a Loan Party in an aggregate principal amount not to exceed 10% of Consolidated Net Worth at any time outstanding.

8.02 Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof (after giving effect to the Acquisition of the Acquired Business) and listed on Schedule 8.02 and any renewals or extensions thereof, provided that the property covered thereby is not increased;

(c) Liens for taxes not yet due or that are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers,’ warehousemen’s, mechanics,’ materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation, which are covered in subsection (h) below), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money in an aggregate amount not in excess of the Threshold Amount (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than forty-five consecutive days during which execution is not effectively stayed;

(i) Liens securing, or in respect of, Indebtedness permitted by Section 8.01(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(j) Liens on property or assets of the Company or any Subsidiary granted in connection with Sale and Leaseback Transactions, provided that the aggregate Attributable Principal Amount in connection with such Sale and Leaseback Transactions shall not at any time be in excess of $100,000,000;

(k) Liens on property or assets of the Company or any Subsidiary granted in connection with Securitization Transactions permitted by Section 8.01(h).

(l) Liens on the property and assets of any Person to the extent such Liens are existing at the time such Person becomes a member of the Consolidated Group, provided such Liens are not created in contemplation thereof and do not extend to any property or assets of any other member of the Consolidated Group;

(m) Liens on property or assets of the Company and any Subsidiary granted in connection with environmental remediation or similar obligations with respect to such property or assets not to exceed $50,000,000 in the aggregate; and

(n) Liens other than those referred to in subparagraphs (a) through (m) above, provided, however, that the aggregate amount of all Indebtedness that is secured or evidenced by such Liens does not at any time exceed an amount equal to 10% of Consolidated Net Worth.

8.03 Investments.

Make Investments in Subsidiaries, joint ventures or other entities or enterprises that are organized outside the United States and its political subdivisions, unless after giving effect thereto the Loan Parties are in compliance with Section 8.11.

8.04 Mergers, Dispositions, etc.

Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or any capital stock of any Subsidiary, except that:

(a) Any member of the Consolidated Group may purchase and sell inventory in the ordinary course of business;

(b) If at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing: (i) any wholly owned Subsidiary or any other person may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any wholly owned Subsidiary may merge into or consolidate with any other wholly owned Subsidiary in a transaction in which the surviving entity is a wholly owned Subsidiary and no Person other than the Company or a wholly owned Subsidiary receives any consideration therefor, provided that, if either wholly owned Subsidiary is a Domestic Subsidiary, the surviving entity is a Domestic Subsidiary and if either wholly owned Subsidiary is a Borrower, the surviving entity is a Borrower, and (iii) so long as (A) the Debt Ratings of the surviving corporation are better than or equal to the Debt Ratings of the Company and (B) the surviving corporation agrees in writing to assume the obligations of the Company under this Agreement, the Company may merge into or consolidate with any other Person;

(c) The Company may sell 100% of the capital stock of any Subsidiary for fair market value, as determined in good faith by the Company’s board of directors, provided (i) such sale does not constitute a sale of all or substantially all of the Company’s assets, (ii) after giving effect thereto, the Company remains in compliance with Section 8.11 and (iii) if such sale involves the capital stock of the Borrower, the Company shall agree in writing to assume the obligations of the Borrower under this Agreement;

(d) The Company may sell any portion of the capital stock of any Subsidiary (other than a Borrower) in connection with the establishment of a joint venture for the purpose of developing or continuing a product or business related to any of the Company’s existing lines of business as of the date of this Agreement; and

(e) Any Subsidiary (other than a Loan Party) may dissolve, liquidate or wind up its affairs at any time provided that such dissolution, liquidation or winding up, as applicable, does not have or could not reasonably be expected to have a Material Adverse Effect.

In connection with any disposition permitted hereunder of any Subsidiary that is a Guarantor, such Guarantor shall be released from its obligations under the Guaranty in accordance with the provisions hereof.

8.05 Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business substantially related or incidental thereto.

8.06 Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Loan Parties.

8.07 Use of Proceeds.

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose that violates, or would be inconsistent with, Regulation T, U or X of the FRB.

8.08 Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Company to be less than 1.25:1.00.

(b) Consolidated Debt to Capitalization Ratio. Permit the Consolidated Debt to Capitalization Ratio as of the end of any fiscal quarter of the Company to be greater than (i) prior to the earlier of (A) the first anniversary of the Closing Date and (B) the first Equity Issuance of the Company subsequent to the Closing Date, 65% and (ii) thereafter, 60%.

8.09 ERISA.

At any time engage in a transaction that is subject to Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt “prohibited transaction” (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material “accumulated funding deficiency” (as defined in Section 302 of ERISA), that, with respect to each event listed above, would reasonably be expected to have a Material Adverse Effect.

8.10 Burdensome Agreements.

(a) Enter into, or permit to exist, any Contractual Obligation that encumbers or restricts the ability of any such Person to (i) pay dividends or make any other distributions to any member of the Consolidated Group with respect to its capital stock or any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its assets to any Loan Party or (v) act as a Loan Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(iv) above) for (1) this Agreement and the other Loan Documents, (2) any document or instrument governing Indebtedness incurred pursuant to Section 8.01(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (3) the Multi-Year Credit Agreement (and any refinancings thereof permitted by Section 8.01(f)), (4) customary restrictions and conditions contained in any agreement relating to a sale of assets not prohibited by Section 8.04 pending the consummation of such sale, (5) any agreement in effect at the time of Acquisition of any Subsidiary so long as such agreement was not entered into in connection with such Acquisition and no other member of the Consolidated Group is subject thereto and (6) customary non-assignment or non-subletting provisions in Contractual Obligations.

(b) Enter into, or permit to exist, any Contractual Obligation that prohibits or otherwise restricts the existence of any Lien upon any of its assets in favor of the Administrative Agent (for the benefit of the Lenders) for the purpose of securing the Obligations, whether now owned or hereafter acquired, except (i) any document or instrument governing Indebtedness incurred pursuant to Section 8.01(e), provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (ii) the Multi-Year Credit Agreement (and any refinancings thereof permitted by Section 8.01(f)), (iii) pursuant to customary restrictions and conditions contained in any agreement relating to a sale of assets not prohibited by Section 8.04, pending the consummation of such sale, (iv) customary non-assignment provisions in Contractual Obligations, (v) restrictions on encumbering the assets or the capital stock (or other ownership interests) in joint ventures set forth in the Organization Documents of such joint venture and (vi) any agreement in effect at the time of Acquisition of any Subsidiary so long as such agreement was not entered into in connection with such Acquisition and no other member of the Consolidated Group is subject thereto.

8.11 Assets in Loan Parties.

At any time, permit the Loan Parties to own Consolidated Tangible Domestic Assets which, in the aggregate, are valued at less than $750,000,000.

8.12 Granting of Certain Liens.

Permit any member of the Consolidated Group to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset of any member of the Consolidated Group, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, in each case in favor of the holders of Indebtedness under the Multi-Year Credit Agreement (and any refinancings thereof permitted by Section 8.01 (f)) unless it makes, or causes to be made, effective provision whereby the Obligations will be equally and ratably secured on a pari passu basis therewith pursuant to agreements reasonably satisfactory to the Required Lenders. Compliance with this Section 8.12 shall not waive or cure any Default or Event of Default that may otherwise exist as a result of the granting of such Liens.

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES

9.01 Events of Default.

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three Business Days after the same becomes due, any interest on any Loan or any fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.03, 7.05 or 7.11 or Article VIII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty days after the earlier to occur of notice thereof from the Administrative Agent or any Responsible Officer of a Loan Party having actual knowledge of such failure; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Company or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) The Company or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii)

there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Company or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Company or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Company or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undismissed for sixty calendar days or an order or decree approving or ordering such appointment shall continue unstayed for thirty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed for sixty calendar days, or an order or decree approving or ordering such proceeding shall continue unstayed for thirty calendar days; or

(g) Inability to Pay Debts; Attachment.

(i) The Company or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or

(ii) Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and such process, if not fully bonded, continues undismissed for sixty calendar days, or an order or decree approving or ordering such process shall continue unstayed for thirty calendar days; or

(h) Judgments. There is entered against the Company or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of forty-five consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

(k) Change of Control. There occurs any Change of Control.

9.02 Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

9.03 Application of Funds.

After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Swap Contracts, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Fifth, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Company or as otherwise required by Law.

ARTICLE X.

ADMINISTRATIVE AGENT

10.01 Appointment and Authority.

Each of the Lenders hereby irrevocably appoints BAB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.02 Rights of a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.03 Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any of the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 9.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Company or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Company), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.06 Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Company and, at all times other than during the existence of an Event of Default, with the Company’s consent (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Company and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

10.07 Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents, co-agents, or book managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

10.09 Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations (other than Swap Contracts) that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10 Guaranty Matters.

The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 10.12.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Company or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Company and the Loan Parties, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall, unless in writing and signed by each of the Lenders directly affected thereby and by the Company, and acknowledged by the Administrative Agent, do any of the following:

(a) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), it being understood that a waiver of an Event of Default or a mandatory reduction in Commitments is not considered an increase in Commitments;

(b) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Loan Document;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan, or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) change any provision of this Agreement regarding pro rata sharing or pro rata funding with respect to (i) the making of advances (including participations), (ii) the manner of application of payments or prepayments of principal, interest and continuation fees, or (iii) the manner of reduction of the respective commitments and committed amounts;

(e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;

(f) release the Company (subject to Section 8.04) or all or substantially all of the Guarantors from their obligations hereunder;

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Borrower and the Administrative Agent, may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Company and the Administrative Agent.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Company shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Loan Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of any counsel for any Indemnitee), actually incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Company or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that the Company for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Loan Party assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 [Intentionally Omitted].

11.06 Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or paid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.07 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that, subject to Section 2.14(d) and 8.04, neither the Company nor a Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans; provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consents (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of Swing Line Loans or the Term Loan; (iii) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or substantive change to the Loan Documents is pending, any Lender wishing to consult with other Lenders in connection therewith may request and receive from the Administrative Agent a copy of the Register.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Company or any of the Company’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans; provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation is made with the Company’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 11.15 as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Assignments to Foreign Lenders. At the time of each assignment pursuant to Section 11.07(b) to a Foreign Lender that is not already a Lender hereunder, the assignee shall provide to the Administrative Agent and to the Company certification as to exemption for deduction or withholding of Taxes in accordance with Section 11.15 and shall be subject to the provisions thereof.

(h) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.08 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this

Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Loan Parties; (g) with the consent of the Company; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Company; or (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

11.09 Set-off.

In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is authorized at any time and from time to time, without prior notice to the Company or any other Loan Party, any such notice being waived by the Company (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

11.10 Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.12 Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

11.13 Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.14 Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.15 Tax Forms.

(a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) shall deliver to the Administrative Agent and to the Company, on or prior to the date of its execution and delivery of this Agreement (or upon accepting an assignment of an interest herein), two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from withholding tax on all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement) or such other evidence satisfactory to the Company and the

Administrative Agent that such Foreign Lender is entitled to an exemption from U.S. withholding tax, including any exemption pursuant to Sections 871(h) and 881(c) of the Internal Revenue Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Agent and to the Company such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to the Company and the Administrative Agent of any available exemption from United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower pursuant to this Agreement, (B) promptly notify the Administrative Agent and the Company of any change in circumstances that would modify or render invalid any claimed exemption, and (C) take such steps as shall not be materially disadvantageous to it, in the good faith judgment of such Lender, and as may be reasonably requested in writing by the Company (including filing any certificate or document or the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the applicable Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender or to reduce the amount of any such deduction or withholding to the greatest extent possible.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent and to the Company on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent or the Company (in the reasonable exercise of their respective discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.

(iii) Notwithstanding any other provision of this Agreement, the Borrower shall not be required to pay any additional amount or indemnification to any Foreign Lender under Section 3.01 (A) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with an IRS Form W-8IMY pursuant to this Section 11.15(a) or (B) if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a); provided that if such Lender shall have satisfied the requirements of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 11.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

(iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this Section 11.15(a).

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9. If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction. The Borrower shall not have any liability under Section 3.01 or otherwise with respect to amounts withheld by the Administrative Agent pursuant to this Section 11.15(b).

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Revolving Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

11.16 Replacement of Lenders.

Under any circumstances set forth herein providing that the Company shall have the right to replace a Lender as a party to this Agreement, the Company may, upon notice to such Lender and the Administrative Agent, replace such Lender by causing such Lender to assign its Commitment (with the assignment fee to be paid by the Company in such instance) pursuant to Section 11.07(b) to one or more other Lenders or Eligible Assignees procured by the Company; provided, however, that if the Company elects to exercise such right with respect to any Lender pursuant to Section 1.09, Section 3.02 or Section 3.06(b), it shall be obligated to replace all similarly situated Lenders. The Borrower shall (x) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement (including any amounts payable pursuant to Section 3.05) and (y) release such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans; provided that the processing and recordation fee in connection with such Assignment and Assumption shall be paid by the Company.

11.17 USA PATRIOT Act Notice.

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.

11.18 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b) SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.19 Waiver of Right to Trial by Jury.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	ALBEMARLE CATALYSTS INTERNATIONAL, L.L.C., a Delaware limited liability company

	By:	/s/ Paul F. Rocheleau
	Name:	Paul F. Rocheleau
	Title:	Vice President and Treasurer

COMPANY IN ITS CAPACITY AS A GUARANTOR	ALBEMARLE CORPORATION, a Virginia corporation

	By:	/s/ Paul F. Rocheleau
	Name:	Paul F. Rocheleau
	Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:	ALBEMARLE OVERSEAS DEVELOPMENT CORPORATION, a Virginia corporation

	By:	/s/ Paul F. Rocheleau
	Name:	Paul F. Rocheleau
	Title:	Vice President

ALBEMARLE VIRGINIA CORPORATION, a Virginia corporation

	By:	/s/ Fred H. Godwin
	Name:	Fred H. Godwin
	Title:	Assistant Secretary

Albemarle Corporation

364-Day Facility Signature Page

July 2004

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	ALBEMARLE CATALYSTS INTERNATIONAL, L.L.C., a Delaware limited liability company

	By:	/s/ Paul F. Rocheleau
	Name:	Paul F. Rocheleau
	Title:	Vice President and Treasurer

COMPANY IN ITS CAPACITY AS A GUARANTOR	ALBEMARLE CORPORATION, a Virginia corporation

	By:	/s/ Paul F. Rocheleau
	Name:	Paul F. Rocheleau
	Title:	Senior Vice President and Chief Financial Officer

GUARANTORS:	ALBEMARLE OVERSEAS DEVELOPMENT CORPORATION, a Virginia corporation

	By:	/s/ Paul F. Rocheleau
	Name:	Paul F. Rocheleau
	Title:	Vice President

ALBEMARLE VIRGINIA CORPORATION, a Virginia corporation

	By:	/s/ Fred H. Godwin
	Name:	Fred H. Godwin
	Title:	Assistant Secretary

Albemarle Corporation

364-Day Facility Signature Page

July 2004

ALBEMARLE INTERNATIONAL CORPORATION, a Virginia corporation

By:	/s/ Paul F. Rocheleau
Name:	Paul F. Rocheleau
Title:	Treasurer

ACI DELAWARE CORPORATION, a Delaware corporation

By:	/s/ Fred H. Godwin
Name:	Fred H. Godwin
Title:	Vice President and Assistant Secretary

ALBEMARLE CATALYSTS U.S., L.L.C., a Delaware limited liability company

By:	/s/ Fred H. Godwin
Name:	Fred H. Godwin
Title:	Vice President and Assistant Secretary

ALBEMARLE DELAWARE ONE, L.L.C., a Delaware limited liability company

By:	/s/ Fred H. Godwin
Name:	Fred H. Godwin
Title:	Vice President and Assistant Secretary

ALBEMARLE DELAWARE TWO, L.L.C., a Delaware limited liability company

By:	/s/ Fred H. Godwin
Name:	Fred H. Godwin
Title:	Vice President and Assistant Secretary

Albemarle Corporation

364-Day Facility Signature Page

July 2004

ALBEMARLE INTERNATIONAL CORPORATION, a Virginia corporation

By:	/s/ Paul F. Rocheleau
Name:	Paul F. Rocheleau
Title:	Treasurer

ACI DELAWARE CORPORATION, a Delaware corporation

By:	/s/ Fred H. Godwin
Name:	Fred H. Godwin
Title:	Vice President and Assistant Secretary

ALBEMARLE CATALYSTS U.S., L.L.C., a Delaware limited liability company

By:	/s/ Fred H. Godwin
Name:	Fred H. Godwin
Title:	Vice President and Assistant Secretary

ALBEMARLE DELAWARE ONE, L.L.C., a Delaware limited liability company

By:	/s/ Fred H. Godwin
Name:	Fred H. Godwin
Title:	Vice President and Assistant Secretary

ALBEMARLE DELAWARE TWO, L.L.C., a Delaware limited liability company

By:	/s/ Fred H. Godwin
Name:	Fred H. Godwin
Title:	Vice President and Assistant Secretary

Albemarle Corporation

364-Day Facility Signature Page

July 2004

ALBEMARLE CATALYSTS COMPANY, LP, a Delaware limited partnership

By:	/s/ Paul F. Rocheleau
Name:	Paul F. Rocheleau
Title:	Vice President and Treasurer

ALBEMARLE ASIA PACIFIC COMPANY, a Virginia corporation

By:	/s/ Paul F. Rocheleau
Name:	Paul F. Rocheleau
Title:	Vice President

ALBEMARLE CHINA CORPORATION, a Virginia corporation

By:	/s/ Paul F. Rocheleau
Name:	Paul F. Rocheleau
Title:	Vice President

ALBEMARLE AGRICULTURAL HOLDINGS LLC, a Virginia limited liability company

By:	/s/ William B. Allen
Name:	William B. Allen
Title:	Treasurer

Albemarle Corporation

364-Day Facility Signature Page

July 2004

ALBEMARLE CATALYSTS COMPANY, LP, a Delaware limited partnership

By:	/s/ Paul F. Rocheleau
Name:	Paul F. Rocheleau
Title:	Vice President and Treasurer

ALBEMARLE ASIA PACIFIC COMPANY, a Virginia corporation

By:	/s/ Paul F. Rocheleau
Name:	Paul F. Rocheleau
Title:	Vice President

ALBEMARLE CHINA CORPORATION, a Virginia corporation

By:	/s/ Paul F. Rocheleau
Name:	Paul F. Rocheleau
Title:	Vice President

ALBEMARLE AGRICULTURAL HOLDINGS LLC, a Virginia limited liability company

By:	/s/ William B. Allen
Name:	William B. Allen
Title:	Treasurer

Albemarle Corporation

364-Day Facility Signature Page

July 2004

BANC OF AMERICA BRIDGE LLC, as Administrative Agent

By:	/s/ Mollie S. Canup
Name:	MOLLIE S. CANUP
Title:	VICE PRESIDENT

Albemarle Corporation

364-Day Facility Signature Page

July 2004

BANC OF AMERICA BRIDGE LLC, as a Lender

By:	/s/ James W. Ford
Name:	James W. Ford
Title:	Managing Director

Albemarle Corporation

364-Day Facility Signature Page

July 2004

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Wilfred V. Saint
Name:	Wilfred V. Saint
Title:	Director Banking Products Services, US

By:	/s/ Sailoz Sikka
Name:	Sailoz Sikka
Title:	Associate Director Banking Products Services, US

Albemarle Corporation

364-Day Facility Signature Page

July 2004

BEAR, STEARNS CORPORATE LENDING, INC., as a Lender

By:	/s/ Victor Bulzacchelli
Name:	Victor Bulzacchelli
Title:	Vice President

Albemarle Corporation

364-Day Facility Signature Page

July 2004

Schedule 2.01

COMMITMENTS AND PRO RATA SHARES

Lenders	Term Loan Commitment	Term Loan Pro Rata Share
Banc of America Bridge LLC	$161,100,000	35.8%
UBS Loan Finance LLC	$174,600,000	38.8%
Bear Stearns Corporate Lending, Inc.	$114,300,000	25.4%

Total:	$450,000,000	100%

SCHEDULE 2.03

Existing Letters of Credit

Istm ID	Issuance Date	Expiration Date	Extension Period	Not Days	Applicant Name	Beneficiary Name	Currency	Liability COC Amount	Liability USD Amount
00000003061695	2/23/2004	2/17/2005	Annual	153	Albemarle Chemicals SAS	Bank of America	EUR	$3,834,000.00	$4,668,470.10

00000003028842	1/22/2001	2/15/2005	Annual	120	Albemarle PPC	Bank of America	EUR	$1,731,211.04	$2,108,009.12

SCHEDULE 6.09

Environmental Matters

(a) None.

(b) None.

(c) None.

(d) The following is being made for disclosure purposes only and the Company does not believe that any of these items, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect: The Company makes a disclosure of environmental remediation reserves in its 10-K and 10-Q filings. These reserves are established utilizing internally documented procedures, based on AICPA SOP 96-1, Environmental Remediation Liabilities.

Schedule 6.17

List of Subsidiaries

The list below indicates each Subsidiary of Albemarle Corporation, a Virginia corporation, (the “Company”), the Subsidiary’s jurisdiction of formation, whether or not the Subsidiary is a Material Domestic Subsidiary, and the ownership percentage of the Company or any Subsidiary therein:

Subsidiary	Jurisdiction of Formation	Material Domestic Subsidiary	Ownership Percentage

ACI Delaware Corporation	Delaware	Yes	100% Albemarle Catalysts International, L.L.C.

Albemarle Agricultural Holdings LLC	Virginia	Yes	100% Company

Albemarle Asia Pacific Company	Virginia	Yes	100% Company

Albemarle Catalysts Company LP	Delaware	Yes	99.9% Albemarle Delaware One, L.L.C.; 0.1% Albemarle Delaware Two, L.L.C.

Albemarle Catalysts International, L.L.C.	Delaware	Yes	100% Company

Albemarle Catalysts U.S., L.L.C.	Delaware	Yes	100% ACI Delaware Corporation

Albemarle China Corporation	Virginia	Yes	100% Company

Albemarle Delaware One, L.L.C.	Delaware	Yes	100% Albemarle Catalysts U.S., L.L.C.

Albemarle Delaware Two, L.L.C.	Delaware	Yes	100% Albemarle Catalysts U.S., L.L.C.

Albemarle International Corporation	Virginia	Yes	100% Company

Albemarle Overseas Development Corporation	Virginia	Yes	100% Company

Albemarle Virginia Corporation	Virginia	Yes	100% Company

Eurecat U.S., Inc.	New Jersey	No	65% Eurecat SA; 25% Albemarle Catalysts Company LP (total 57.5% in Albemarle companies, as Albemarle Catalysts International, L.L.C. owns 50% of Eurecat SA)

Albemarle Agricultural Chemicals LLC	Delaware	No	100% Albemarle Agricultural Holdings LLC

Albemarle Asia Pacific Company LLC	Virginia	No	100% Albemarle Asia Pacific Company

Albemarle (B.V.I.) Netherlands Limited	British Virgin Islands	No	100% Albemarle Netherlands CV

Albemarle Catalysts Company BV (formerly Azko Nobel Catalysts BV)	Kingdom of the Netherlands	No	100% Albemarle Netherlands BV

Schedule 6.17

List of Subsidiaries (Continued)

Subsidiary	Jurisdiction of Formation	Material Domestic Subsidiary	Ownership Percentage

Albemarle Catalysts (Cyprus) Ltd.	Republic of Cyprus	No	100% Albemarle Catalysts International, L.L.C.

Albemarle Chemicals (Shanghai) Co. Ltd.	People’s Republic of China	No	100% Albemarle TCI Limited

Albemarle Chemicals SAS	French Republic	No	100% Company

Albemarle Chemicals U.K. Limited	United Kingdom of Great Britain and Northern Ireland	No	100% Albemarle Virginia Corporation

Albemarle Chimie SAS	French Republic	No	100% Albemarle PPC SAS

Albemarle Crop Sciences LLC	Virginia	No	100% Albemarle Agricultural Holdings LLC

Albemarle Deutschland GmbH	Federal Republic of Germany	No	100% Company

Albemarle Europe sprl	Kingdom of Belgium	No	100% Company

Albemarle Fine Chemicals Holdings LLC	Virginia	No	100% Company

Albemarle Foreign Sales Corporation	United States Virgin Islands	No	100% Company

Albemarle France SAS	France Republic	No	80% Company; 20% Albemarle Overseas Development Corporation

Albemarle Holdings Company Limited	Turks and Caicos Islands	No	100% Company

Albemarle International Company LLC	Virginia	No	100% Albemarle International Corporation

Albemarle Japan Corporation (formerly Albemarle Asano)	Japan	No	100% Company

Albemarle Korea Corporation	Republic of Korea	No	100% Albemarle Asia Pacific Company

Albemarle Marketing Co. Ltd.	Turks and Caicos Islands	No	100% Company

Albemarle Netherlands BV	Kingdom of the Netherlands	No	100% Albemarle Catalysts (Cyprus) Ltd.

Albemarle Netherlands CV	Kingdom of the Netherlands	No	90% Albemarle Catalysts U.S., L.L.C; 10% ACI Delaware Corporation

Albemarle Overseas Development Company LLC	Virginia	No	100% Albemarle Overseas Development Corporation

Albemarle Pharmaceuticals Company Limited	Turks and Caicos Islands	No	100% Company

Schedule 6.17

List of Subsidiaries (Continued)

Subsidiary	Jurisdiction of Formation	Material Domestic Subsidiary	Ownership Percentage

Albemarle Poultry Sciences LLC	Virginia	No	100% Albemarle Fine Chemicals Holdings LLC

Albemarle PPC SAS	French Republic	No	100% Albemarle France SAS

Albemarle Quimica Ltda.	Federative Republic of Brazil	No	99% Albemarle Catalysts International, L.L.C.; 1% Albemarle Overseas Development Corporation

Albemarle Services Company Limited	Turks and Caicos Islands	No	100% Company

Albemarle TCI Limited	Turks and Caicos Islands	No	100% Company

Albemarle UK Holdings, Inc.	Virginia	No	100% Company

Albemarle UK Limited	United Kingdom of Great Britain and Northern Ireland	No	100% Albemarle Deutschland GmbH

Albemarle Ventures Company Limited	Turks and Caicos Islands	No	100% Company

ANY, Inc.	New York	No	100% Company

Breitenau Holding (Austria) GmbH	Republic of Austria	No	100% Martinswerk GmbH

China Branch	People’s Republic of China	No	100% Albemarle China Corporation

Grundstucksgemeinschaft Bergheim GbR	Federal Republic of Germany	No	94% Martinswerk GmbH; 6% Albemarle Deutschland GmbH

Japan Branch	Japan	No	100% Albemarle Overseas Development Corporation

Marble (One) SAS	French Republic	No	100% Company

Marble (Two) SAS,	French Republic	No	100% Company

Martinswerk GmbH	Federal Republic of Germany	No	100% Albemarle Deutschland GmbH

PolymerAdditives.com, LLC	Delaware	Noi	100% Company

Singapore Branch	Republic of Singapore	No	100% Albemarle Asia Pacific Company

Stannica LLC	Delaware	No	60% Company

[i]

PoIymerAdditives.com, LLC, a Delaware limited liability company, will be dissolved within 120 days following the Closing Date, as provided in Section 7.12 of the Credit Agreement. It has already been liquidated.

Schedule 8.01

Schedule of Indebtedness

Loan Obligations at Closing

MM$
Columbia County, Arkansas, Solid Waste Disposal Revenue Bonds (Albemarle Corporation Project Series 1999) - Albemarle Corporation	11.1
Fortis Capital USA Uncommitted Credit Line - Albemarle Corporation	1.0
Brine Mineral Deeds - various individuals - Albemarle Corporation	1.0
Agence de L’eau Rhein Muse, Moullas-les-Metz, France - Euro 774M - Albemarle PPC	1.0
Sumitomo Mitsui Banking Corporation, Tokyo, Japan - JPY 400MM - Albemarle Japan	3.6

Sub-total	17.7

Letters of Credit/Guarantees

Bank	Purpose	Amount	Expiry

Albemarle Corporation

The Bank of New York	Travelers Indemnity For fronting insurance claims for general liability, auto liability and workman’s compensation	$1,824,077.00	1/1/2005

Bank of America	For principal and interest on Columbia County, Arkansas, solid waste disposal revenue bonds.	$11,100,205.48	3/9/2005

Ace Insurance	For fronting insurance claims payments	$927,000.00	4/1/2005

Open Joint Stock Company URAL Siberian Bank OJSC	Salavat Performance Guarantee	$150,000.00	1/31/2005

Prefecture du Haut-Rhin	Serveso guarantee for environmental protection (PPC)	€1,731,211.04	1/31/2005

Prefecture des Bouches du Rhone	Serveso guarantee for environmental protection (ACSAS)	€3,834,000.00	1/31/2005

	Total USD Amount	$14,001,282.48
	Total EUR Amount	€5,565,211.04

Albemarle International
BNY and Bank of America	Performance Guarantees	$2,731.00	Various
Fortis UK	Customs and Excise duties	£100,000.00	5/1/2005

Albemarle Europe SPRL
Fortis Bank	Bureau Central De La T.V.A. - Vat funding	€1,239,467.62	3/20/2005
Fortis Bank	Customs and taxes, employee housing	€64,621.01	Various
		€1,304,088.63

Albemarle PPC
Fortis Bank	Various - Environmental	€829,808.00	Evergreen
Fortis Bank	Various - customs, waste disposal, bid & performance	€245,514.49	12/04 to 07/05
		€1,075,322.49

Martinswerk GmbH
CommerzBank Cologne	City of Cologne environmental guarantee		€306,775.00	12/31/2004

Akzo Nobel Catalysts U.S.
Pemex	Product performance guarantees		$2,476,602	3/31/2007
Texas Commission on Environmental Quality	Environmental - RCRA		$168,000	Evergreen

Albemarle Nobel Catalysts, NV
ABN Amro	Performance and Bid Bonds		€3,769,913.48	8/04 to 12/06
Being assigned to Albemarle

	Guarantees
General Guarantee by Albemarle Corp.	Taerim International Corporation & Mr. Jung Tae Choi for asset purchase agreement		$600,000.00	12/27/2004

Letter of Guarantee

BankOne for Eurecat credit line and loan Offset by 42.5% guarantee from IFP	Albemarle Catalysts International LLC Assigned from Akzo Nobel	$ ($	2,226,700.00 946,347.50)

Jordan Bromine Company Ltd European Investment Bank Luxembourg-Kirchberg	JBC Loan Guarantee - Albemarle has guaranteed 50% of USD equivalent 41,732,639.12 (Euro loan)		$20,866,320.00

Islamic Development Bank Jeddah, Kingdom of Saudi Arabia	JBC Loan Guarantee - Albemarle has guaranteed 50% of USD 21,912,456.03. (USD loan)		$10,956,229.00
	Total Albemarle Corporation Guarantee		$31,822,549.00

Schedule 8.02

LIENS

Borrower has existing sale and leaseback arrangements with Columbia County, Arkansas, in conjunction with industrial revenue bond financing of certain improvements to Borrower’s Magnolia, Arkansas, chemical production facility. Under these arrangements, title to certain real property and the improvements contained thereon was transferred to and retained by Columbia County, Arkansas, and such property and improvements are in turn leased by Borrower from Columbia County, Arkansas. The Borrower characterizes this financing lease as a Lien for purposes of the Credit Agreement. In conjunction with this arrangement, Borrower’s Affiliate, Albemarle Overseas Development Corporation, holds $70 million in taxable bonds, and an additional $11 million in non-taxable bonds were issued and are held by third parties.

Akzo Nobel Catalysts LLC, a company to be acquired by Borrower’s affiliate, Albemarle Catalysts Company LP, upon closing of the purchase of Akzo Nobel NV’s refinery catalysts business, has, with respect to the property on which the Pasadena Catalysts Plant acquired from Akzo Nobel N.V. is located, entered into a Special Warranty Deed and Shared Infrastructure Services Agreement whereby each of Akzo Nobel Catalysts LLC and Akzo Nobel Chemicals, Inc. have an undivided interest in several infrastructure facilities (e.g., Scale By Front Entrance, Guard Building, Central Receiving and Maintenance Storeroom, Change House, Potable Water Break Tanks, Supply and Distribution, Natural Gas Supply, Odorizing and Distribution, Main Pipe Rack to GCWDA and Substation, Firewater Supply Pond and Associated Equipment, Substation, Emergency Generator, Bio San Collection, Neutralization and Pumping, Common Process Water Supply). The amount of this undivided interest is subject to change, but in most respects, Akzo Nobel Catalysts LLC has majority interest as of the Closing Date in most of these infrastructure facilities. The undivided interest held by another is an encumbrance, and as such, the Borrower characterizes this arrangement as a Lien for purposes of the Credit Agreement. As majority owner, Akzo Nobel Catalysts LLC currently operates all of the infrastructure facilities other than the Bio San Collection unit.

Borrower’s Affiliate, Martinswerk GmbH, which owns a chemical production facility in Bergheim, Germany, is required under German law to maintain with the German environmental authorities a guarantee to ensure environmental remediation at the facility. The remediation program is described in an agreement with the German authorities. This agreement was transferred to Albemarle as part of the Martinswerk acquisition in 2001. It is currently estimated that this guarantee will be in the sum of approximately 10,390,000 euros. Martinswerk GmbH is currently in negotiations with the German environmental authorities regarding how Martinswerk GmbH will be required to fund this guarantee. The most recent proposal to the German authorities is for 4,400,000 euros of the guarantee to be funded through a security interest on a portion of the real property owned by Martinswerk GmbH, with an additional 4,530,000 euros of the guarantee to be funded through a security interest in a portion of Martinswerk GmbH’s raw materials and finished goods.

Schedule 11.02

LENDING OFFICES; NOTICE ADDRESSES

Party	Notice Address	Lending Office
(for payments and Requests for Credit Extensions)

COMPANY:

ALBEMARLE CORPORATION

330 South Fourth Street

P.O. Box 1335

Richmond, Virginia 23210

Attention:

Telephone:

Facsimile:

Electronic Mail:             @

With a copy to:

ALBEMARLE CORPORATION

451 Florida Street

Baton Rouge, Louisiana 70801

Attention: Treasurer

N/A

BORROWER AT CLOSING:

ALBEMARLE CATALYSTS INTERNATIONAL,

L.L.C.

c/o Albemarle Corporation

330 South Fourth Street

P.O. Box 1335

Richmond, Virginia 23210

Attention:

Telephone:

Facsimile:

Electronic Mail:             @

With a copy to:

ALBEMARLE CORPORATION

451 Florida Street

Baton Rouge, Louisiana 70801

Attention: Treasurer

N/A

Party	Notice Address	Lending Office
(for payments and Requests for Credit Extensions)

GUARANTORS:	c/o Albemarle Corporation	N/A
330 South Fourth Street
P.O. Box 1335
Richmond, Virginia 23210
Attention:
Telephone:
Facsimile:
Electronic Mail: @

With a copy to:
ALBEMARLE CORPORATION
451 Florida Street
Baton Rouge, Louisiana 70801
Attention: Treasurer

ADMINISTRATIVE AGENT:	BANC OF AMERICA BRIDGE LLC	BANC OF AMERICA BRIDGE LLC
	One Independence Center	One Independence Center
	101 North Tryon Street	101 North Tryon Street
	Mail Code: NC1-001-08-19	Mail Code: NC1-001-15-04
	Charlotte, North Carolina 28255	Charlotte, North Carolina 28255-0001
	Attention: Barry M. Flynn	Attention: Michael J. D’Amico, Credit Services
	Telephone: 704-387-5450	Telephone: 704-386-0482
	Facsimile: 704-409-0648	Facsimile: 704-409-0415
Michael.j.d’amico@bankofamerica.com
	With a copy to:	Account No.: 1366212250600
	BANC OF AMERICA BRIDGE LLC	Ref: Albemarle Corporation
	100 N. Tryon St.	ABA #053000196
Mail Code: NC1-007-13-06
Charlotte, NC 28255
Attention: James W. Ford, Managing Director
Telephone: 704-388-1258
Facsimile: 704-409-0181
james.w.ford@bankofamerica.com

Exhibit A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Banc of America Bridge LLC, as Administrative Agent

Re:	364-Day Credit Agreement dated as of July 29, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Albemarle Corporation, a Virginia corporation (the “Company”), Albemarle Catalysts International, L.L.C., a Delaware limited liability company (the “Borrower”), the Guarantors, the Lenders from time to time party thereto, and Banc of America Bridge LLC, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

☐ A Borrowing of the Term Loan

☐ A conversion or continuation of the Term Loan

On                     ,              (a Business Day).

In the amount of $                        .

Comprised of                      (Type of Committed Loan requested).

For Eurodollar Rate Loans: with an Interest Period of              months.

With respect to any Borrowing requested herein, the Company hereby represents and warrants that (i) such request complies with the requirements of Section 2.02(a) of the Credit Agreement and (ii) each of the conditions set forth in Section 5.02 of the Credit Agreement have been satisfied on and as of the date of such Borrowing.

ALBEMARLE CORPORATION

By:
Name:
Title:

Exhibit B

FORM OF NOTE

                    , 20

FOR VALUE RECEIVED, the undersigned hereby promises to pay to or                                          registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to any Borrower under that certain 364-Day Credit Agreement, dated as of July 29, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement;” the terms defined therein being used herein as therein defined), among Albemarle Corporation, a Virginia corporation, Albemarle Catalysts International, L.L.C., a Delaware limited liability company, the Lenders from time to time party thereto, and Banc of America Bridge LLC, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The undersigned promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in Same Day Funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The undersigned, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ALBEMARLE CATALYSTS INTERNATIONAL, L.L.C.

By:
Name:
Title:

Exhibit C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:                     ,

To:	Banc of America Bridge LLC, as Administrative Agent

Re:	364-Day Credit Agreement dated as of July 29, 2004 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among Albemarle Corporation, a Virginia corporation (the “Company”), Albemarle Catalysts International, L.L.C., a Delaware limited liability company, the Guarantors, the Lenders from time to time party thereto, and Banc of America Bridge LLC, as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned Responsible Officer hereby certifies as of the date hereof that [he/she] is the                                                               of the Company, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:

[Use following paragraph 1 for fiscal year-end financial statements:]

[1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.]

[Use following paragraph 1 for fiscal quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as of such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.]

[select one:]

[2. To the best knowledge of the undersigned during such fiscal period, no Default or Event of Default exists as of the date hereof.]

[or:]

[the following is a list of each existing Default or Event of Default, the nature and extent thereof, and the proposed actions of the Loan Parties with respect thereto:]

3. The representations and warranties of the Loan Parties contained in Article VI of the Credit Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 6.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Credit Agreement, including the statements in connection with which this Compliance Certificate is delivered.

4. The financial covenant analyses and information set forth on Schedule 2 attached hereto (i) are true and accurate on and as of the date of this Certificate and (ii) demonstrate compliance with Section 8.11 of the Credit Agreement.

5. Set forth below is a summary of all material changes in GAAP and in the consistent application thereof occurring during the most recent fiscal quarter ending prior to the date hereof, the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants before and after giving effect to such changes:

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                          ,         .

ALBEMARLE CORPORATION

By:
Name:
Title:

Exhibit D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s): Albemarle Catalysts International, L.L.C.

4.	Administrative Agent: Banc of America Bridge LLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement: 364-Day Credit Agreement, dated as of July 29, 2004, among Albemarle Corporation, a Virginia corporation, Albemarle Catalysts International, L.L.C, a Delaware limited liability company, the Lenders from time to time party thereto, and Banc of America Bridge LLC, as Administrative Agent

[1]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]		CUSIP Number
	$	$		%
	$	$		%
	$	$		%

[7.	Trade Date: ][4]

Effective Date:	, 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][5] Accepted:

BANC OF AMERICA BRIDGE LLC, as Administrative Agent

By:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan Commitment”, etc.).
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit E

CLOSING FUNDING MEMORANDUM

CLOSING FUNDING MEMORANDUM

THIS CLOSING FUNDING MEMORANDUM dated as of July 28, 2004, among ALBEMARLE CORPORATION, a Virginia corporation (the “Company”), ALBEMARLE CATALYSTS INTERNATIONAL, L.L.C., a Delaware limited liability company (the “Borrower”), BANK OF AMERICA, N.A., as Multi-Year Administrative Agent, and BANC OF AMERICA BRIDGE LLC, as 364-Day Administrative Agent, recites and provides as follows.

RECITALS

A. The Company and the Borrower intend to enter into (a) that certain Credit Agreement to be dated as of July 29, 2004, (the “Multi-Year Credit Agreement”) among the Company, the Borrower, the Designated Borrowers party thereto from time to time, the Guarantors party thereto from time to time, certain financial institutions (the “Multi-Year Lenders”) and Bank of America, N.A., as administrative agent for the Multi-Year Lenders (the “Multi-Year Administrative Agent”) and (b) that certain 364-Day Credit Agreement to be dated as of July 29, 2004, (the “364-Day Credit Agreement” and together with the Multi-Year Credit Agreement, the “Credit Agreements”) among the Company, the Borrower, the Guarantors party thereto from time to time, certain financial institutions (the “364-Day Lenders” and together with the Multi-Year Lenders, the “Lenders”) and Banc of America Bridge LLC, as administrative agent for the 364-Day Lenders (the “364-Day Administrative Agent” and collectively with Bank of America, N.A. in its capacity as Multi-Year Administrative Agent, the “Administrative Agents”).

B. The Borrower intends to request initial Borrowings under the Credit Agreements in order to finance the purchase price (other than a portion allocable to certain Brazilian assets) for its acquisition (the “Acquisition”) of the refining catalysts business of Akzo Nobel N.V., to pay certain related fees and expenses, and to refinance the obligations of the Company and the guarantors under the Existing Credit Agreement (as defined in the Credit Agreements) on the terms and subject to the conditions set forth in the Credit Agreements.

C. In connection with the execution and delivery of the Credit Agreements, the parties to this Closing Funding Memorandum desire to set forth herein certain agreements governing the mechanics for the flow of funds to be advanced to the Borrower in connection with the initial Borrowings and the closing of the transaction contemplated by the Purchase Agreement relating to the Acquired Business.

ARTICLE I - DEFINITIONS

All capitalized terms used in this Closing Funding Memorandum but not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreements.

ARTICLE II - ACTIONS PRIOR TO LOAN CLOSING

2.1. On or before July 28, 2004, the Company will have requested a final borrowing under the Existing Credit Agreement in an aggregate amount sufficient to consummate the acquisition of the shares of Fabrica Carioca de Catalisetores SA (the “Brazilian Acquired Business”).

2.2. On July 28, 2004, the Company will deliver to Bank of America, N.A., in its capacity as administrative agent for the lenders under the Existing Credit Agreement, and the Administrative Agents a letter in which the Company agrees that it will not borrow further under the Existing Credit Agreement until August 2, 2004 without the consent of the Administrative Agents. This letter shall not prevent the Company from converting (on or before July 31, 2004) any borrowings outstanding under the Existing Credit Agreement from Eurocurrency Rate Loans to Base Rate Loans (each as defined in the Existing Credit Agreement) in accordance with the terms of the Existing Credit Agreement.

2.3. On July 28, 2004, the Company and the Borrower will deliver to the 364-Day Administrative Agent a loan notice requesting a Borrowing under the 364-Day Credit Agreement and deliver to the Multi-Year Administrative Agent a loan notice requesting a Borrowing under the Multi-Year Credit Agreement, in each case, to be made on July 29, 2004 (collectively, the “Loan Notices”). The Loan Notices will request Base Rate Loans in an aggregate amount in Dollars sufficient to (i) consummate the acquisition of the Acquired Business in Euros (minus an amount equal to the portion of the purchase price allocable to the Brazilian Acquired Business), adjusting for the Dollar to Euro exchange rate, (ii) refinance the Existing Credit Agreement and (iii) pay all fees and expenses in connection therewith. The sum of clauses (i), (ii) and (iii) of this Section 2.3 is hereinafter referred to as the “Initial Borrowing”. On July 27, 2004, the Company delivered to the Administrative Agents (i) a request that the initial loans requested pursuant to the Loan Notices be converted to Eurocurrency Rate Loans on July 30, 2004 and (ii) a funding indemnity letter with respect to each Credit Agreement pursuant to which the Company and the Borrower agree to indemnify the Lenders and the Administrative Agents for any loss incurred by them as a result of the failure of the initial loans requested by the Loan Notices to be advanced on July 29, 2004 and converted to Eurocurrency Rate Loans on July 30, 2004.

2.4. On July 28, 2004, the Company and the Borrower will deliver to the Administrative Agents a foreign exchange indemnity letter (the “FX Letter”). Pursuant to the FX Letter, the Company and the Borrower will agree to indemnify the Administrative Agents and the Lenders for any loss incurred by them in connection with the foreign exchange contracts described in Section 4.2 below and the deposit of Euros into the Notary Account (defined below) in the event that the closing of the Acquisition fails to occur on July 31, 2004.

2.5. On or before July 28, 2004, it will be confirmed that the Borrower has established a bank account number 3756270149 in the Borrower’s name at Bank of America, N.A. (the “Depository Bank”) in the United States (the “Funding Account”) and two investment accounts, account numbers 22315141 and 246688, in the Borrower’s name at the Depository Bank in the United States (the “Investment Accounts”).

CLOSING FUNDING MEMORANDUM

2.6. On or before July 28, 2004, it will be confirmed that bank account number 67.39.30.130 with account name “De Brauw Blackstone Westbroek inz derdengelden (Project Catherine)” (the “Notary Account”) exists at ING, Den Haag, in the name of De Brauw Blackstone Westbroek N.V. (the “Notary”) as contemplated by § 6.2.1 of the Purchase Agreement.

ARTICLE III - DRY LOAN CLOSING

3.1. On July 28, 2004, the Credit Agreements and all other Loan Documents to be delivered as a condition to closing and the funding of the Initial Borrowing will be dated as of July 29, 2004 and will be executed and delivered by the parties thereto; provided, that the Administrative Agents shall have determined in their sole discretion that all conditions to such closing and funding contained in Section 5.01 of the Credit Agreements have been satisfied or waived.

3.2. On July 28, 2004, the Deposit Account Control Agreement and the Dutch Pledge Agreement (together, the “Pledge Agreements”), will be dated as of July 29, 2004 and will be executed and delivered by the Borrower in favor of the Administrative Agents, on behalf of the Lenders, under which the Borrower’s rights in and claims against the Funding Account, the Investment Accounts and the funds deposited therein and the Borrower’s rights in and claims against the Notary Account will be pledged to the Administrative Agents, for the benefit of the Lenders, as collateral security for all obligations under the Loan Documents pending closing of the Acquisition and distribution of the funds in the Funding Account and the Notary Account in accordance with the terms of the Pledge Agreements and the Credit Agreements. Furthermore, on July 29, 2004, the Notary and the other parties thereto will deliver to the Administrative Agents a fully executed copy of a letter in substantially the form attached hereto as Exhibit D (the “Notary Instruction Letter”).

ARTICLE IV - LOAN FUNDING, CONVERSION OF FUNDS, ETC.

4.1. Assuming completion of each of the foregoing steps and assuming that all conditions set forth in Section 5.02 of the Credit Agreements have been satisfied or waived, the respective Administrative Agent will instruct each respective Lender to transfer on July 29, 2004 funds (in Dollars) in accordance with its Commitment to such Administrative Agent’s account. Upon receipt of all funds from the Lenders in an aggregate amount equal to the Initial Borrowing (the “Borrowed Funds”) or assurances that such funds will be received, each Administrative Agent will transfer the Borrowed Funds into the Funding Account by wire transfer.

4.2. (i) On July 28, 2004, the Company and/or the Borrower will enter into foreign exchange contracts with Bank of America, N.A., in its capacity as swap provider (the “Swap Provider”), in an amount sufficient to pay the maximum purchase price for the Acquired Business, including adjustments thereto, as set forth in the Purchase Agreement minus an amount equal to the portion of the purchase price allocable to the Brazilian Acquired Business and (ii) on July 30,2004 (a) the Swap Provider will transfer Euros into the Notary Account subject to the provisions of the Dutch Pledge Agreement and the Notary Instruction Letter in settlement of the

CLOSING FUNDING MEMORANDUM

foreign exchange contracts and (b) the Depository Bank will transfer Dollars out of the Funding Account to the account of the Swap Provider in the amount required pursuant to the terms of the foreign exchange contracts.

4.3. The Dollars in the Funding Account not converted to Euros will be retained in the Funding Account or in the Investment Accounts in accordance with the provisions of the Deposit Account Control Agreement and the Credit Agreements. All Borrowed Funds on deposit in the Funding Account or in the Investment Accounts will remain on deposit in the Funding Account or the Investment Accounts, subject to the Deposit Account Control Agreement, until satisfaction of all of the conditions set forth in the Pledge Agreements and the Credit Agreements and no funds will be released without consent of the Administrative Agents.

4.4. The Euros in the Notary Account will be retained in the Notary Account in accordance with the provisions of the Dutch Pledge Agreement, the Credit Agreements and the Notary Instruction Letter. All Borrowed Funds on deposit in the Notary Account will remain on deposit in the Notary Account, subject to the Dutch Pledge Agreement and the Notary Instruction Letter, until satisfaction of all of the conditions set forth in the Pledge Agreements and the Credit Agreements and no funds will be released without consent of the parties to this Closing Funding Memorandum.

4.5. The Administrative Agents will invest overnight (for the benefit of the Borrower) Borrowed Funds held in the Funding Account in accordance with the provisions of the Deposit Account Control Agreement by transferring such funds into one or both of the Investment Accounts.

ARTICLE V - CLOSING OF ACQUISITION, RELEASE OF LOAN FUNDS, ETC.

5.1. On July 31, 2004, upon a determination to their satisfaction by each of the Company, the Borrower and the Administrative Agents that no material adverse change relating to the Acquired Business has occurred and that the conditions set forth in Section 5.03 of the Credit Agreements have been satisfied, the Notary will be authorized to proceed with the closing of the Acquisition and release of the Borrowed Funds from the Notary Account. It is expressly understood and agreed that neither the Company nor the Borrower shall provide any such authorization or instruction to the Notary without the prior approval of the Administrative Agents.

5.2. Assuming the Notary is authorized to proceed with the closing of the Acquisition, simultaneously with the execution by the Notary of its notarial deed of transfer (the “Notary Deed”), separate assignment instruments by or between the Borrower and/or certain of its affiliates of undivided percentage interests in the Notary Account in the forms attached as Exhibit A and Exhibit B to this Closing Funding Memorandum, each duly executed by the parties thereto, will be deemed to be delivered, effective in the order specified in Exhibit C.

5.3. Assuming the Notary is authorized to proceed with the closing of the Acquisition, the pledge over the Borrower’s interest in the Notary Account and the funds therein in favor of

CLOSING FUNDING MEMORANDUM

the Administrative Agents for the benefit of the Lenders created by the Dutch Pledge Agreement shall be extinguished and deemed released simultaneously with the execution of the Notary Deed.

5.4. On August 2, 2004, if the Acquisition has closed, the Depository Bank will transfer any Borrowed Funds held in the Investment Accounts into the Funding Account and then apply the Borrowed Funds held in the Funding Account to the refinancing of all of the obligations of the Company and the guarantors under the Existing Credit Agreement and the payment of fees and expenses relating to the Transaction, as contemplated by the Credit Agreements and the Deposit Account Control Agreement.

5.5. Upon the refinancing of all of the obligations of the Company and the guarantors under the Existing Credit Agreement and the payment of fees and expenses relating to the Transaction pursuant to Section 5.4 above, the pledge over the Borrower’s interest in the Funding Account and the funds therein in favor of the Administrative Agents for the benefit of the Lenders created by the Deposit Account Control Agreement shall be extinguished and deemed released.

5.6 If the Acquisition does not close and the other conditions set forth in Section 5.03 of the Credit Agreements are not satisfied on or before July 31, 2004, funds held in the Investment Accounts will be transferred to the Funding Account and then the funds in the Funding Account and the Notary Account will be released to the Administrative Agents in accordance with the Pledge Agreements and the Notary Instruction Letter for application to the repayment of the Borrowed Funds; provided that amounts held in the Funding Account representing amounts due to the Lenders for fees shall be returned to the Company. In such event, the Administrative Agents and the Lenders shall be deemed to have accepted the payment of upfront fees paid to them by the Company prior to July 29, 2004 in full satisfaction of fees owing to them with respect to the transactions contemplated by the Credit Agreements. If the Acquisition closes after July 31, 2004 with funds advanced under the Credit Agreements, as amended, with the consent of the Administrative Agents, such upfront fees will be credited to fees due to the Lenders on the date of any subsequent advance.

[remainder of page intentionally left blank]

CLOSING FUNDING MEMORANDUM

WITNESS the following signatures as of July 29, 2004.

COMPANY:

ALBEMARLE CORPORATION

By
Name
Title

BORROWER:

ALBEMARLE CATALYSTS INTERNATIONAL, L.L.C.

By
Name
Title

ADMINISTRATIVE AGENTS:

BANC OF AMERICA BRIDGE LLC, as 364-Day Administrative Agent

By
Name
Title

BANK OF AMERICA, N.A., as Multi-Year Administrative Agent

By
Name
Title

CLOSING FUNDING MEMORANDUM

Exhibit A

FORM OF INTERCOMPANY ASSIGNMENT AND TRANSFER OF

UNDIVIDED INTEREST IN BANK ACCOUNT

KNOW ALL MEN BY THESE PRESENTS, that, for good and valuable consideration, receipt of which is hereby acknowledged, the undersigned,                         , a                      (the “Transferor”), hereby grants, conveys, bargains, sells, assigns, transfers, delivers and sets over to                         , a                      (the “Transferee”), as [an intercompany loan/contribution to capital of the Transferee] the aggregate amount of [€             ] [(the “Loan”/“Capital Contribution”)] through the assignment of an undivided percentage interest in the bank account described below (the “Account”) determined by dividing the amount of the [Loan/Capital Contribution] by € 569,242,204:

Bank	Account Name	Account Number

ING (Den Haag)	De Brauw Blackstone Westbroek inz derdengelden (Project Catherine)	67.39.30.130

This Transfer and Assignment of Bank Account (this “Assignment Instrument”) is executed and delivered by the parties hereto pursuant to the Closing Funding Memorandum dated as of July 28, 2004, by and among Albemarle Corporation, Albemarle Catalysts International, L.L.C., and Bank of America, N.A., as Administrative Agent. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Closing Funding Memorandum.

The Transferor hereby warrants to the Transferee, its successors and assigns, that on the date hereof (a) the Transferor has a valid, undivided ownership interest in the Account, subject only to (i) the prior rights of the Administrative Agents and the Lenders therein pursuant to the Pledge Agreements, (ii) the rights of the Notary under the Purchase Agreement and applicable Dutch law and (iii) the rights of certain affiliates of the Transferor as holders of other undivided percentage interests therein, and (b) the Transferor has given no payment instructions or drawn any checks or drafts on the Account.

This Assignment Instrument shall in all respects be governed by the laws of the State of New York and shall be effective on the date set forth above.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Transferor has caused this Assignment Instrument to be executed by its duly authorized officer as of the date first above written.

[NAME OF TRANSFEROR]

By
Name
Title

Acknowledgment:

The Transferee hereby accepts the foregoing Transfer.

[NAMES OF TRANSFEREE]

By
Name
Title

Exhibit B

FORM OF RELEASE, ASSIGNMENT AND TRANSFER OF

UNDIVIDED PERCENTAGE INTERESTS IN BANK ACCOUNT

KNOW ALL MEN BY THESE PRESENTS, that, for good and valuable consideration, receipt of which is hereby acknowledged, the undersigned affiliate (the “Transferor”) of Albemarle Corporation, a Virginia corporation (the “Company”), hereby releases, grants, conveys, bargains, sells, assigns, transfers, delivers and sets over to the civil law notary of DeBraw Blackstone Westbroek N.V. (the “Transferee”), all of the Transferor’s right, title, interest in and to the bank account described below:

Bank	Account Name	Account Number

ING (Den Haag)	De Brauw Blackstone Westbroek inz derdengelden (Project Catherine)	67.39.30.130

The Transferor hereby warrants to the Transferee, its successors and assigns, that, on the date hereof (a) the Transferor has a valid, proportionate ownership interest in the Account, subject only to (i) the prior rights of the Administrative Agents and the Lenders therein pursuant to the Pledge Agreements, and (ii) the rights of the Transferee under the Purchase Agreement and applicable Dutch law, and (b) the Transferor has given no payment instructions or drawn any checks or drafts on the Account.

This Assignment Instrument shall in all respects be governed by the laws of the State of New York and shall be effective immediately before the execution of the Notary Deed.

[Signatures on Next Page]

IN WITNESS WHEREOF, the Transferor has caused this Assignment Instrument to be executed by its duly authorized officer as of the date first above written.

[NAME OF TRANSFEROR]

By
Name
Title

Exhibit C

Detailed Series of Assignments

Exhibit D

Notary Instruction Letter

INSTRUCTION LETTER

To:	Professor M. van Olffen or substitute Notary

De Brauw Blackstone Westbroek N.V.

Tripolis 100/300, Burgerweeshuispad 301

1076 HR Amsterdam

The Netherlands

29 July 2004

Dear Sir,

International Share and Business Sale Agreement dated 16 July 2004

We refer to Clause 6.2.1 of the International Share and Business Sale Agreement dated 16 July 2004 (the “Agreement”) between Akzo Nobel N.V. (the “Seller”), Albemarle Catalysts International, L.L.C. (the “Purchaser”) and Albemarle Corporation. For the purposes of this letter, the words and expressions defined in the Agreement shall have the same meaning when used herein.

We, Purchaser, shall pay, into your “kwaliteitsrekening” with ING under account number 67.39.30.130, the aggregate Estimated Purchase Price (less, if applicable, the Deferred Purchase Price) and the Estimated Intra-Group Claims Transfer Amount (jointly, the “Funds”) in accordance with the provisions of the Agreement. You may deem the amount you actually receive from us to be the Funds.

We hereby instruct you, or your substitute, (i) until the Closing is consummated in accordance with the terms and conditions of the Agreement or 24:00 hours local time on 31 July 2004, whichever is the earlier, to hold the Funds for us to our order and to pay or repay the Funds together with accrued interest at our first written request, provided that any such payment or repayment during this period shall be made exclusively by transfer to the account specified below (the “Funding Account”), and (ii) in the event that the Closing under the Agreement has not been consummated in accordance with the terms and conditions thereof by 24:00 hours local time on 31 July 2004, to give irrevocable same-day payment instructions to ING to pay the Funds together with accrued interest exclusively and without delay (subject to banking business hours in The Netherlands but in any event no later than by 12:00 hours local time on 2 August 2004) by transfer to the Funding Account or to the prior order in writing of the Agents on behalf of the Pledgees under the Rights Pledge as defined below (holding the Funds for us to our order until such time).

Our rights against you for your disposition of the Funds in accordance with the above have been or will be pledged pursuant to a Pledge of Rights Agreement (the “Rights Pledge”) by ourselves as Pledgor to the Pledgees as defined therein (the “Pledgees”), for whom Bank of America, N.A. and Banc of America Bridge LLC (jointly, the “Agents”) act as agents. You have or will have notice of the Rights Pledge.

Our rights against you for your disposition of the Funds in accordance with the above will terminate if you carry out our instructions in the third paragraph of this letter.

These instructions, together with your notice of the Rights Pledge, shall override any instruction to the contrary, except for any instructions permitted to be given under the Rights Pledge by the Agents. Payments or repayments by you in accordance with these instructions are allowed under the Rights Pledge.

In the event that there is any dispute in connection with this letter, such dispute shall be subject to the laws of The Netherlands and to the exclusive jurisdiction of the competent court in Amsterdam, The Netherlands. No third party, other than the Agents on behalf of the Pledgees, shall be entitled to benefit from this letter. Our instructions to you are governed by the laws of The Netherlands.

No variation, amendment, release, waiver or modification of the terms and conditions of this letter shall be effective unless made in writing and signed by you or your substitute, the Agents and ourselves.

Please sign the enclosed copy of this letter for acknowledgment of receipt and consent to and confirmation of the terms of this letter.

Yours sincerely, Albemarle Catalysts International, L.L.C.

By:

For acknowledgment and consent:

The Agents

Bank of America, N.A.

By:

Banc of America Bridge LLC

By:

Funding Account:

Account Number:	3756270149
Account Name:	Albemarle Catalysts International, L.L.C.
Account Bank:	Bank of America, N.A.
IBAN:
BIC:
Beneficiary:
Address:

[on duplicate]

I hereby acknowledge receipt of this letter and consent to and confirm the terms of this letter.

On behalf of: M. van Olffen

By: M.E. Asselbergs

By: (partner/civil law notary)

Exhibit F

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Agreement”), dated as of                      is by and between                                 , a                                  (the “Domestic Subsidiary”), and Banc of America Bridge LLC, in its capacity as Administrative Agent under that certain 364-Day Credit Agreement dated as of July 29, 2004 (as amended, modified, supplemented, increased and extended from time to time, the “Credit Agreement”; terms defined therein are used herein as therein defined) among Albemarle Corporation, a Virginia corporation (the “Company”), Albemarle Catalysts International, L.L.C, a Delaware limited liability company, the Guarantors, the Lenders from time to time party thereto and Banc of America Bridge LLC, as Administrative Agent.

The Loan Parties are required by Section 7.12 of the Credit Agreement to cause the Domestic Subsidiary to become a “Guarantor” thereunder. Accordingly, the Domestic Subsidiary hereby agrees as follows with the Administrative Agent, for the benefit of the Lenders:

1. The Domestic Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Domestic Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Domestic Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Domestic Subsidiary hereby jointly and severally together with the other Guarantors, guarantees to each Lender and the Administrative Agent, as provided in Article IV of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The address of the Domestic Subsidiary for purposes of all notices and other communications is:

[Domestic Subsidiary]

Attention:
Telephone:
Facsimile:

3. The Domestic Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the Domestic Subsidiary under Article IV of the Credit Agreement upon the execution of this Agreement by the Domestic Subsidiary.

4. This Agreement may be executed in multiple counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Domestic Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Lenders, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[DOMESTIC SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

BANC OF AMERICA BRIDGE LLC, as Administrative Agent

By:
Name:
Title: